UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

GAIN CAPITAL HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Bedminster One

135 U.S. Highway 202/206

Bedminster, New Jersey 07921

May 2, 2011

To our stockholders:

It is our sincere pleasure to invite you to GAIN Capital Holdings, Inc.’s 2011 Annual Meeting of stockholders. This year’s meeting will be held on June 15, 2011 at 2:30 p.m. local time at the Bridgewater Marriot, 700 Commons Way, Bridgewater, New Jersey 08807. At this important meeting, we will focus on the business items listed in the notice of meeting, which follows on the next page.

On May 2, 2011, we began mailing a notice containing instructions on how to access our 2011 proxy statement and our annual report over the Internet and vote online (the “E-Proxy Notice”). The E-Proxy Notice contains instructions on how you can receive a paper copy of the proxy statement and our annual report.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. Instructions for stockholders of record who wish to vote using a toll-free telephone number, the Internet or transmittal of a proxy card by mail are contained in the E-Proxy Notice and accompanying proxy card. If your shares are held in the name of a bank, broker, fiduciary or custodian, as record holder of your shares, follow the voting instructions on the form you receive from your record holder. The method of submitting a voting proxy through any such record holder will depend on their voting procedures.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Peter Quick

Chairman of the Board of Directors

Glenn H. Stevens

President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2011.

This proxy statement and our Annual Report to Stockholders are available at www.proxyvote.com.

Bedminster One

135 U.S. Highway 202/206

Bedminster, New Jersey 07921

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 15, 2011

The 2011 Annual Meeting of stockholders of GAIN Capital Holdings, Inc. (the “Annual Meeting”) will be held on June 15, 2011 at 2:30 p.m. local time at Bridgewater Marriot, 700 Commons Way, Bridgewater, New Jersey 08807, for the following purposes:

(1)	To elect three (3) Class I Directors to serve until the 2014 Annual Meeting of Stockholders, or until their respective successors shall have been duly elected and qualified;

(2)	To hold an advisory vote on executive compensation;

(3)	To hold an advisory vote on the frequency with which our stockholders shall have an advisory vote on executive compensation;

(4)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011; and

(5)	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

Holders of record of our common stock at the close of business on April 18, 2011 are entitled to notice of, and to vote at, the Annual Meeting. Stockholders of record may vote their shares via a toll-free telephone number, over the Internet or, if a proxy card has been received by mail, by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained in the E-Proxy Notice and the accompanying proxy card. If your shares are held in the name of a bank, broker, fiduciary or custodian as record holder of your shares, follow the voting instructions on the form you receive from your record holder. The method of submitting a voting proxy through any such record holder will depend on their voting procedures.

IT IS IMPORTANT THAT YOUR SHARES BE VOTED REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THE E-PROXY NOTICE AND ENCLOSED MATERIALS. IF YOU RECEIVED A PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING YOUR SHARES AT THE ANNUAL MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION.

By Order of the Board of Directors,

May 2, 2011

Diego Rotsztain

Executive Vice President,

General Counsel and Secretary

GAIN CAPITAL HOLDINGS, INC.

Bedminster One

135 U.S. Highway 202/206

Bedminster, New Jersey 07921

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of GAIN Capital Holdings, Inc. (the “Board of Directors”) of proxies to be voted at our 2011 Annual Meeting of Stockholders to be held on Friday, June 15, 2011 (the “Annual Meeting”), at the Bridgewater Marriot, 700 Commons Way, Bridgewater, New Jersey, 08807 at 2:30 p.m. local time, and at any adjournment or adjournments thereof. Holders of record of shares of our common stock, $0.00001 par value (“Common Stock”), as of the close of business on April 18, 2011, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof. As of that date, there were approximately 34,517,141 shares of Common Stock issued and outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting.

In this proxy statement, “GAIN”, “Company”, “we”, “us”, and “our” refer to GAIN Capital Holdings, Inc. and, except as otherwise specified herein, including GAIN’s subsidiaries.

PROPOSALS

If proxies are properly submitted by telephone, via the Internet or by signing, dating and returning the enclosed proxy card, which you may have received by mail, the shares of Common Stock represented thereby will be voted in the manner specified therein. If not otherwise specified, the shares of Common Stock represented by the proxies will be voted:

(1)	FOR the election of three (3) Class I Directors to serve until the 2014 Annual Meeting of Stockholders, or until their respective successors shall have been duly elected and qualified;

(2)	FOR the approval of the compensation of our Named Executive Officers, disclosed pursuant to Item 402 of Regulation S-K;

(3)	FOR every three (3) years with respect to the advisory vote on the frequency with which our stockholders shall have an advisory vote on executive compensation;

(4)	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011; and

(5)	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

The Board of Directors does not know of any matters other than proposals (1) to (4) listed above to be brought before the Annual Meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters. Any stockholder who has submitted a proxy may revoke it at any time before it is voted, by (1) written notice addressed to and received by our Secretary, (2) by submitting a duly executed proxy bearing a later date, (3) granting a subsequent proxy through the Internet or telephone, or (4) by electing to vote in person at the Annual Meeting. Your most recent proxy card or telephone or Internet proxy is the one that is counted. The mere presence at the Annual Meeting of the person appointing a proxy does not, however, revoke the appointment.

REQUIRED VOTE

A plurality of the votes cast by the holders of shares of Common Stock entitled to vote for the election of directors is required to elect the directors. Cumulative voting for the election of directors is not permitted. A plurality of the votes cast means the largest number of votes cast “for” a director nominee is required to elect each nominee named herein.

The affirmative vote by the holders of a majority of the shares of Common Stock voted at the Annual Meeting is required for the advisory vote on the compensation of our Named Executive Officers and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011, provided a quorum is present in person or by proxy.

The option of three years, two years or one year that receives the highest number of votes cast by stockholders will be the frequency selected for the holding of an advisory vote on the compensation of our Named Executive Officers that has been selected by stockholders, provided a quorum is present in person or by proxy.

The presence, in person or by proxy, of holders of the shares of Common Stock having, in the aggregate, a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Shares not present at the Annual Meeting and shares voting “abstain” have no effect on the election of directors, the approval of the compensation of our Named Executive Officers, the selection of the frequency with which our stockholders shall have an advisory vote on the compensation of our Named Executive Officers, and the ratification of the selection of our independent registered public accounting firm.

If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the ratification of Deloitte & Touche LLP as our independent registered public accounting firm, even if the record holder does not receive voting instructions from you.

Information About This Proxy Statement

Why you received this proxy statement. You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares. If you own our Common Stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one notice relating to these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting our transfer agent:

StockTrans

A Broadridge Company

44 West Lancaster Avenue

Ardmore, Pennsylvania 19003

Telephone: (800) 733-1121

Notice of Internet Availability of Proxy Materials. In accordance with rules and regulations adopted by the SEC, we are furnishing proxy materials to all of our stockholders over the Internet. On May 2, 2011, we began distributing to all stockholders a notice containing instructions on how to access our 2011 proxy statement and annual report and vote online at www.proxyvote.com (the “E-Proxy Notice”). The E-Proxy Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The E-Proxy Notice also instructs you as to how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the E-Proxy Notice.

Stockholders may sign up to receive future E-Proxy Notices and other stockholder communications electronically instead of by mail. This will reduce our printing and postage costs, eliminate bulky paper documents from your personal files and mitigate the environmental impact of our Annual Meeting. In order to receive the communications electronically, you must have an e-mail account, access to the Internet through an Internet service provider and a web browser that supports secure connections. For additional information regarding electronic delivery enrollment visit www.investorvote.com (for holders of record) or www.proxyvote.com (for holders through intermediaries) or contact our transfer agent or your broker.

Householding. The SEC’s rules permit us to deliver a single E-Proxy Notice or a set of Annual Meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one E-Proxy Notice or a set of Annual Meeting materials to multiple stockholders who share an address, unless we received contrary instructions from the affected stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the E-Proxy Notice or Annual Meeting materials to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the E-Proxy Notice or Annual Meeting materials, contact:

Broadridge Financial Solutions, Inc.

Householding Department

51 Mercedes Way

Edgewood, New York 11717

Telephone: (800) 542-1061

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future E-Proxy Notices or Annual Meeting Materials and other communications for your household, please contact Broadridge at the above phone number or address.

QUESTIONS AND ANSWERS ABOUT THE 2011 ANNUAL MEETING OF STOCKHOLDERS

What is the purpose of the 2011 Annual Meeting of Stockholders?

At the Annual Meeting of Stockholders, our stockholders will be asked to:

(1)	Elect three (3) Class I director nominees;

(2)	Hold an advisory vote on executive compensation;

(3)	Hold an advisory vote on the frequency with which our stockholders shall have an advisory vote on executive compensation;

(4)	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011; and

(5)	Transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

Who is entitled to vote?

The record date for the Annual Meeting is April 18, 2011. Only stockholders of record at the close of business on that date are entitled to vote at the Annual Meeting. The only class of stock entitled to be voted at the Annual Meeting is our Common Stock. Each outstanding share of Common Stock is entitled to one vote for all matters before the Annual Meeting. At the close of business on the record date, there were 34,517,141 shares of Common Stock issued and outstanding and entitled to vote.

What is the difference between being a “record holder” and holding shares in “street name”?

A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.

For example, your broker will not be able to vote your shares with respect to the election of directors if you have not provided directions to your broker.

Am I entitled to vote if my shares are held in “street name”?

If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your bank or brokerage firm (the “record holder”), along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.

If you do not give instructions to your bank or brokerage firm within ten days of the Annual Meeting, the record holder may vote on matters that the New York Stock Exchange (“NYSE”) determines to be “routine”, but will not be permitted to vote your shares with respect to “non-routine” items. Under the NYSE rules, the Ratification of Appointment of the Independent Registered Public Accounting Firm (Proposal (4)) is a routine matter while proposals (1) to (3) are non-routine matters. When a broker or bank has not received instructions from the beneficial owners or persons entitled to vote and the broker or bank cannot vote on a particular matter because it is not routine, then there is a “broker non-vote” on that matter. For example, your broker will not be able to vote your shares with respect to the election of directors if you have not provided directions to your broker. Broker non-votes do not count as votes for or against any proposal. We strongly encourage you to submit your voting instructions and exercise your right to vote as a stockholder.

As the beneficial owner of shares of Common Stock, you are invited to attend the Annual Meeting. If you are a beneficial owner, however, you may not vote your shares in person at the Annual Meeting unless you obtain a proxy form from the record holder of your shares.

How many shares must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum.

Who can attend the 2011 Annual Meeting of Stockholders?

All GAIN stockholders entitled to vote at the Annual Meeting may attend our 2011 Annual Meeting of Stockholders.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, a majority of the outstanding shares represented at the Annual Meeting, by proxy or in person, and entitled to vote, may adjourn the Annual Meeting.

How do I vote?

Stockholders can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	by Telephone — You can vote by telephone by calling 1-800-579-1639 and following the instructions on the proxy card;

•	by Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the E-Proxy Notice or proxy card; or

•	by Mail — You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., local time, on June 14, 2011.

If your shares are held in the name of a bank, broker or other record holder, you will receive instructions from the record holder. You must follow the instructions of the record holder in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote:

•	by submitting a duly executed proxy bearing a later date;

•	granting a subsequent proxy through the Internet or telephone;

•	if you are a registered stockholder, by giving written notice of such revocation to the Secretary of GAIN prior to or at the Annual Meeting; or

•	electing to vote in person at the Annual Meeting.

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote in person at the Annual Meeting.

Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc., our inspectors of election, will tabulate and certify the votes. Alternatively, a representative of our transfer agent may serve as an inspector of election.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends that you vote:

(1)	FOR the election of the three (3) Class I Director nominees;

(2)	FOR the approval of the compensation of our Named Executive Officers, disclosed pursuant to Item 402 of Regulation S-K;

(3)	FOR every three (3) years as to the frequency with which our stockholders shall have an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC; and

(4)	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors.

Will any other business be conducted at the Annual Meeting?

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holder will vote your shares in accordance with their best judgment.

How many votes are required to elect the director nominees?

A plurality of the votes cast by stockholders entitled to vote for the election of directors is required to elect the directors. Cumulative voting for the election of directors is not permitted. In the election of directors, stockholders may either vote “FOR” all nominees for election or “WITHHOLD” their votes from one or more nominees for election. Shares that are represented by valid proxy cards or shares that are properly voted via the Internet and that are marked “WITHHELD” with regard to the election of the nominees for director will be excluded entirely from the vote and will have no effect on the outcome. If no vote is specified on the proxy and in the absence of directions to the contrary, the shares will be voted “FOR” the election of the nominees for Class I directors named in this proxy statement.

How many votes are required for the advisory vote to approve the compensation of our Named Executive Officers?

The approval of this resolution requires the affirmative vote of a majority of the shares of Common Stock voted at the Annual Meeting. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal for the advisory vote to approve the compensation of our Named Executive Officers. Abstentions and broker non-votes will not be counted and, accordingly, will have no effect on the outcome of the vote on this proposal.

How many votes are required for the advisory vote to recommend the frequency for the advisory vote on the compensation of our Named Executive Officers?

The option of three years, two years or one year that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on the compensation of our Named Executive Officers that has been selected by our stockholders. However, because this vote is advisory and is not binding on our Board of Directors, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders. Abstentions and broker non-votes will not be counted and, accordingly, will have no effect on the outcome of the vote on this proposal.

How many votes are required to ratify the appointment of our independent registered public accounting firm?

The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011 requires the affirmative vote of a majority of the shares of Common Stock voted at the Annual Meeting. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011. Abstentions and broker non-votes will not be counted and, accordingly, will have no effect on the outcome of the vote on this proposal.

What is an abstention and how will abstentions be treated?

An “abstention” represents a stockholder’s affirmative choice to decline to vote on a proposal. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares voting “abstain” have no effect on the election of directors, the approval of the advisory vote on the compensation of our Named Executive Officers, the advisory vote on the recommendation as to the frequency with which the advisory vote on executive compensation occurs and the ratification of our independent registered public accounting firm for the year ending December 31, 2011.

What are broker non-votes and what effect do they have on the proposals?

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items, such as the election of directors, the approval of the advisory vote on the compensation of our Named Executive Officers and the recommendation for the frequency of the advisory vote on executive compensation. Broker non-votes count for purposes of determining whether a quorum exists but do not count as entitled to vote with respect to individual proposals relating to non-routine matters. Thus, if you do not give your broker specific instructions, your shares may not be voted on these matters and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists.

Where can I find the voting results of the 2011 Annual Meeting of Stockholders?

We plan to announce preliminary voting results at the Annual Meeting and we will include the final results in a Current Report on Form 8-K, which we intend to file with the SEC shortly after the Annual Meeting.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the Annual Meeting, including preparation, assembly, printing and mailing of this proxy statement, the annual report, the E-Proxy Notice, the proxy card and any additional information furnished to stockholders. Copies of our E-Proxy Notice will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of Common Stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation material to such beneficial owners. We will bear the cost of maintaining a website compliant with SEC regulations to provide internet availability of this proxy statement, our annual report and proxy card. We have retained Broadridge Investor Communication Solutions, Inc. in connection with this Annual Meeting to provide such a web hosting facility for such purposes. No additional compensation will be paid to our directors, officers or other employees.

Independent Registered Public Accounting Firm

We have been advised that a representative of Deloitte & Touche LLP, our independent registered public accounting firm for the year ended December 31, 2010, will attend the Annual Meeting, will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Third Amended and Restated Certificate of Incorporation provides that our Board of Directors is divided into three classes, as nearly equal in number as possible, with each class serving a consecutive three-year term. Currently, our Board of Directors is comprised of eight members. The term of the current Class I Directors will expire on the date of the Annual Meeting.

The nominees for election as Class I Directors at the Annual Meeting are described below. The Nominating and Corporate Governance Committee of the Board of Directors has nominated each of the candidates for election. If elected, each of the nominees is expected to serve for a three-year term expiring at the Annual Meeting of stockholders of the Company in 2014 or until a successors has been elected and qualified. The Board of Directors expects that each of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence, one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Nominating and Corporate Governance Committee may propose.

Set forth in the table below is certain information about each of the nominees for election as Class I directors, as well as those members of the Board of Directors whose current terms will extend beyond the Annual Meeting, including each director’s age and length of service as a director of GAIN, and business experience for at least the past five years and the names of other publicly held companies on whose boards the director serves or has served in the past five years. There are no family relationships among any of our directors, nominees for director and executive officers.

DIRECTOR NOMINEES

Class I Directors (Nominees for Election)

Name, Present Position with GAIN	Age	Director Since	Principal Occupation and Business Experience
Peter Quick Chairman of the Board of Directors Audit Committee Compensation Committee Chairman of Nominating and Corporate Goverance Committee	55	2006	Since May 2005, Mr. Quick has acted as a private investor managing a diversified portfolio of public and private investments. From July 2000 to May 2005, Mr. Quick served as the President and member of the Board of Governors of the American Stock Exchange, or AMEX. Prior to joining the AMEX, Mr. Quick served from January 1983 to March 2000 as President and Chief Executive Officer of Quick & Reilly, Inc., a leading national discount brokerage firm, which was acquired by Bank of America. Mr. Quick currently serves as a member of the Board of Directors of Medicure, Inc., a publicly held pharmaceutical company focused on cardiovascular and cerebral vascular therapeutics, the Board of Governors of St. Francis Hospital and Good Shepherd Hospice and the Board of Directors of the Jefferson Scholars Foundation at the University of Virginia. Mr. Quick received a BS in Civil Engineering from the University of Virginia.

Name, Present Position with GAIN	Age	Director Since	Principal Occupation and Business Experience
Glenn H. Stevens President and Chief Executive Officer Risk Committee	48	2007	Since June 2007, Mr. Stevens has served as our President and Chief Executive Officer and a member of our Board of Directors. From February 2000 to May 2007, Mr. Stevens served as our Head of Trading (formerly Chief Dealer). From June 1997 to January 2000, Mr. Stevens served as Managing Director, head of North American sales and trading, at National Westminster Bank Plc (which was acquired by the Royal Bank of Scotland Group in 2000). From June 1990 to June 1997, Mr. Stevens served as Managing Director and Chief Forex Dealer at Merrill Lynch & Co., Inc. Mr. Stevens is registered with the CFTC and NFA as a principal and associated person. Mr. Stevens received a BS in Finance from Bucknell University and an MBA in Finance from Columbia University.

Name, Present Position with GAIN	Age	Director Since	Principal Occupation and Business Experience
Thomas Bevilacqua	54	2011	Since 2007, Mr. Bevilacqua has served as a Managing Director and Group Co-Leader, Information Technology, with VantagePoint Capital Partners. Prior to joining VantagePoint, Mr. Bevilacqua served from 1998 to 2003, as Executive Vice President of E*TRADE Financial in charge of Corporate Development and Strategy. While at E*TRADE, Mr. Bevilacqua founded ArrowPathVentures, an early stage venture capital fund that was later spun out. Mr. Bevilacqua served as the Managing Partner of ArrowPath from 2000 through 2007. Mr. Bevilacqua currently serves as a member of the Board of Directors of WageWorks, Inc., InnoPath Software, Inc., Livescribe, Inc. and EndPlay, Inc. Mr. Bevilacqua received a B.S. in Business Administration from the University of California at Berkeley and a J.D. from the University of California in San Francisco (Hastings College).

OTHER DIRECTORS

Class II Directors (terms shall expire at the 2012 Annual Meeting of Stockholders)

Name, Present Position with GAIN	Age	Director Since	Principal Occupation and Business Experience
Mark E. Galant Chairman of Risk Committee	52	1999	Since October 2008, Mr. Galant has served as Chief Executive Officer and Chairman of the Board of Directors of Tydall Trading LLC, a privately held high-frequency algorithmic trading firm. From October 1999 to June 2007, Mr. Galant, founder of GAIN, served as our Chief Executive Officer. From 1994 to 1999, Mr. Galant served as President of FNX Limited, an international provider of trading and risk-management systems. From 1991 to 1994, Mr. Galant served as Global Head of Foreign Exchange Options Trading at Credit Suisse. In May 2008, Mr. Galant founded the Galant Center for Entrepreneurship with the McIntire School of Commerce at the University of Virginia. Mr. Galant currently serves as a member of the Board of Directors Trader Tools, Inc. and Faros Trading, LLC. Mr. Galant received a BS in Finance from the University of Virginia and an MBA from Harvard Business School.

Name, Present Position with GAIN	Age	Director Since	Principal Occupation and Business Experience
Christopher S. Sugden Audit Committee Nominating and Corporate Goverance Committee Compensation Committee	41	2006	Since 2009, Mr. Sugden has served as Managing Partner and Chairman of the Investment Committee of Edison Venture’s growth capital fund and one of our largest stockholders. From April 2002 to May 2007, Mr. Sugden held various positions with Edison Ventures, including Partner and Principal. From January 1999 to December 2001, Mr. Sugden served as Executive Vice President and Chief Financial Officer of Princeton eCom, a privately held financial services software company. Mr. Sugden currently serves as a member of the Board of Directors of Billtrust, Inc., Business Financial Services, Inc., Folio Dynamix, Inc., PHX, Inc., Operative Media, Inc., Trader Tools, Inc., SciVantage, Inc. and Softgate Systems. A certified public accountant, Mr. Sugden received a BA in Accounting, with Honors, from Michigan State University.

Class III Directors (terms shall expire at the 2013 Annual Meeting of Stockholders)

Name, Present Position with GAIN	Age	Director Since	Principal Occupation and Business Experience
Susanne D. Lyons Chairperson of Compensation Committee Nominating and Corporate Goverance Committee	54	2009	Ms. Lyons retired in September 2007. From June 2004 to September 2007, Ms. Lyons served as Executive Vice President and Chief Marketing Officer of Visa, USA. From 2003 to 2004, Ms. Lyons served as Managing Director of Russell Reynolds Associates, an executive search firm. From 1992 to 2001, Ms. Lyons served in various senior capacities at Charles Schwab & Co., including president of retail client services and Chief Marketing Officer. Prior to 1992, Ms. Lyons served in various capacities at Fidelity Investments. Ms. Lyons received a BA from Vassar College and an MBA from Boston University.

Name, Present Position with GAIN	Age	Director Since	Principal Occupation and Business Experience
Joseph Schenk Chairman of Audit Committee Risk Committee	52	2008	Since June 2009, Mr. Schenk has served as Chief Executive Officer of First NY Securities, LLC, a principal trading firm. From June 2008 to March 2009, Mr. Schenk served as Chief Executive Officer of Pali Capital, Inc., a financial services firm. From January 2000 until December 2007, Mr. Schenk served as Chief Financial Officer and Executive Vice President of Jefferies Group, Inc., a full-service investment bank and institutional securities firm. Mr. Schenk also served as Senior Vice President, Corporate Services, of Jefferies from September 1997 through December 1999. From January 1996 through September 1997, Mr. Schenk served as Chief Financial Officer and Treasurer of Tel-Save Holdings, Inc., (now Talk America Holdings, Inc.). From September 1993 to January 1996, Mr. Schenk served as Vice President, Capital Markets Group, with Jefferies. Mr. Schenk received a BS in Accounting from the University of Detroit.

Name and Present Position, with GAIN	Age	Director Since	Principal Occupation and Business Experience
Christopher W. Calhoun Risk Committee	40	2010	From April 2009 to October 2010, Mr. Calhoun served as our part-time Senior Advisor and our Corporate Secretary from June 2007 to October 2010. From June 2008 to April 2009, Mr. Calhoun served as our Managing Director. From December 2005 to July 2008, Mr. Calhoun served as our Chief Operating Officer. From November 2000 to December 2005, Mr. Calhoun served in various positions with us, including Vice President of Operations and Vice President of Business Technology. From March 1992 to March 2000, Mr. Calhoun served in a number of executive level roles, including Chief Operating Officer, of FNX Limited, an international provider of trading and risk-management systems. Mr. Calhoun currently serves on the Board Of Directors of SciVantage, Inc. Mr. Calhoun is registered with the CFTC and NFA as an associated person. Mr. Calhoun received a BS in Finance and an MBA from La Salle University.

Director Experience, Qualifications, Attributes and Skills

We believe that the backgrounds and qualifications of our directors and director nominees, considered as a group, provide a broad mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. Our Board of Directors is composed of a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major domestic companies, as well as experience serving on other companies’ board of directors which provides an understanding of different business processes, challenges and strategies facing boards of directors and other companies. Each member of our Board of Directors possesses certain attributes, skills and experiences that we, and the Board of Directors, believe uniquely qualify each director to serve on our Board of Directors. The following highlights the specific experience, qualification, attributes and skills of our individual directors, or director nominees, that have led our Nominating and Corporate Governance Committee to conclude that these individuals should serve on our Board of Directors:

Mr. Quick, the former President of the American Stock Exchange and President and Chief Executive Officer of Quick & Reilly, Inc., has significant operational and corporate governance experience. Mr. Quick is Chairman of the Board of Directors.

Mr. Galant has extensive experience in the forex and financial services industries and is our founder, former President, Chief Executive Officer and Chairman of the Board of Directors.

Mr. Stevens, our current President and Chief Executive Officer, has more than 25 years of experience in the forex industry.

Mr. Bevilacqua, a representative of VantagePoint Venture Partners, one of our largest stockholders, has extensive expertise in the on-line brokerage and private equity industries.

Mr. Schenk, the former Chief Financial Officer of Jefferies Group, has both financial expertise and financial markets experience.

Mr. Sugden, a representative of Edison Venture Fund, one of our largest stockholders, has extensive investment experience as a venture capitalist and financial expertise as a former Chief Financial Officer.

Mr. Calhoun, our former Managing Director and Chief Operating Officer, has both operational and forex industry experience.

Ms. Lyons, the former Chief Marketing Officer of Visa USA, a senior executive at Charles Schwab & Co., has extensive marketing and brokerage experience.

Vote Required for Election

The receipt of a plurality of the votes cast by holders of Common Stock entitled to vote in the election of directors is required for the election of each of the nominees listed above as a Class I director of GAIN.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THESE NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. Our Board of Directors has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics and charters for our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee. You can access these documents in the “Investor Relations” section of our website (www.gaincapital.com) under the “Corporate Governance” tab or by writing to our Secretary at our offices at Bedminster One, 135 U.S. Highway 202/206, Bedminster, New Jersey 07921.

Independence of Directors

Our Board of Directors has determined that each of the members of the Board of Directors, with the exception of Glenn H. Stevens, who serves as our President and Chief Executive Officer, and Christopher Calhoun, who has previously served in various capacities with us, including our part-time Senior Advisor, Managing Director and Chief Operating Officer, is independent as that term is defined under the applicable independence listing standards of the New York Stock Exchange (“NYSE”). The NYSE independence standards includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as further required by the NYSE rules, our board of directors has made a subjective determination as to each independent director that no relationships exist that, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Meetings

Our Board of Directors held seven meetings of the Board during the year ended December 31, 2010. During the year, no incumbent director attended fewer than 75% of the aggregate of all meetings of the Board of Directors held during the period in which he or she served as a director and the total number of meetings held by the committee on which he or she served during the period.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors evaluates its leadership structure and role in risk oversight on an ongoing basis. Since December 2010, the Company’s leadership structure has separated the Chairman of the Board of Directors and Chief Executive Officer roles into two positions. Currently, Peter Quick is the Chairman of the Board of Directors and Glenn H. Stevens is the President and Chief Executive Officer. The Board of Directors determines what leadership structure it deems appropriate based on factors such as the experience of the applicable individuals, the current business environment of the Company or other relevant factors. After considering these factors, the Board of Directors determined that continuing to separate the positions of Chairman of the Board of Directors and Chief Executive Officer is the appropriate leadership structure at this time.

Our Board of Directors has an active role, as a whole and at the committee level, in overseeing management of our business and risks. Our Board of Directors regularly reviews information regarding our financial results, liquidity and operations, as well as risks associated with each. Our Compensation Committee is responsible for overseeing and managing our compensation plans and arrangements. The Audit Committee oversees, reviews and manages our financial risks. The Nominating and Corporate Governance Committee monitors and manages independence of our Board of Directors and potential conflicts of interest. The Risk Committee oversees our risk-management practices. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports and management presentations to the full Board of Directors about such risks.

Election Arrangements

Our Third Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws contain provisions that establish specific procedures for appointing and removing members of our Board of Directors. Pursuant to such provisions, VantagePoint Venture Partners IV(Q), L.P., VantagePoint Venture Partners IV, L.P., VantagePoint Venture Partners IV Principals Fund, L.P., and VP New York Venture Partners, L.P., referred to herein collectively as the VPVP Funds, have the right to nominate one individual in the slate of director nominees for election at the Annual Meeting. In addition, our Third Amended and Restated Certificate of Incorporation and Third Amended and Restated Bylaws provide that vacancies and newly created directorships on our Board of Directors may be filled only by a majority of the directors then serving on our Board of Directors, except as otherwise required by law, by resolution of our Board of Directors or in the event the designee of the VPVP Funds ceases to serve as a director for any reason, in which case the VPVP Funds shall have the right to designate an individual to fill the vacancy until the earlier of (i) such time that the VPVP Funds, beneficially own, in the aggregate, less than 50% of all shares of our Common Stock that the VPVP Funds own immediately following our December 2010 initial public offering, (ii) immediately prior to our 2014 annual meeting of stockholders, and (iii) such time that the VPVP Funds notify our Board of Directors that they no longer require that an individual designed by them serve on our Board of Directors. If the designee of the VPVP Funds resigns due to his failure to receive sufficient votes to be elected, then our Board of Directors shall fill the vacancy with a different individual designated by the VPVP Funds. Additionally, if during such period the designee of the VPVP Funds is not elected following an election contest, then our Board of Directors will expand the size of our Board of Directors and appoint a different individual designated by the VPVP Funds to fill the newly created vacancy.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk Committee. Our Board of Directors and its committees set schedules to meet throughout the year and can also hold special meetings and act by written consent under certain circumstances. The independent members of our Board of Directors will also regularly hold separate executive session meetings at which only independent directors are present. Our Board of Directors has delegated various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full Board of Directors. Except for our Risk Committee, which includes Messrs. Stevens and Calhoun, each member of each committee of our Board of Directors qualifies as an independent director in accordance with the applicable NYSE standards and SEC rules and regulations. Each committee of our Board of Directors has adopted a written charter approved by our Board of Directors, each of which is posted in the “Investor Relations” section of our website (www.gaincapital.com) under the “Corporate Governance” tab.

Audit Committee

The Audit Committee of our Board of Directors oversees our accounting practices, system of internal controls, audit processes and financial reporting processes. Among other things, our Audit Committee is responsible for reviewing our disclosure controls and processes and the adequacy and effectiveness of our internal controls. It also discusses the scope and results of the audit with our independent registered public accounting firm, reviews with our management and our independent registered public accounting firm our interim and year-end results of operations and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, our Audit Committee has sole and direct responsibility for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. Our Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and matters related to our Code of Business Conduct and Ethics, and for the confidential, anonymous submission by our employees of concerns regarding these matters. Our Audit Committee is responsible for reviewing and approving all related-party transactions in accordance with our Code of Business Conduct and Ethics.

The current members of our Audit Committee are Mr. Schenk, who serves as Chairman, Mr. Quick and Mr. Sugden. Each of the members of the Audit Committee is independent as defined by the applicable NYSE listing standard and SEC rules applicable to Audit Committee members.

Our Board of Directors has determined that Mr. Schenk is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. The Audit Committee held two meetings during the year ended December 31, 2010.

Compensation Committee

The Compensation Committee of our Board of Directors has primary responsibility for discharging the responsibilities of our Board of Directors relating to executive compensation policies and programs. Specific responsibilities of our Compensation Committee include, among other things, evaluating the performance of our Chief Executive Officer and determining our Chief Executive Officer’s compensation. In consultation with our Chief Executive Officer, it also determines the compensation of our other executive officers. In addition, our Compensation Committee administers our equity compensation plans and has the authority to grant equity awards and approve modifications of those awards under our equity compensation plans, subject to the terms and conditions of the equity award policy adopted by our Board of Directors. Our Compensation Committee also reviews and approves various other compensation policies and matters.

To assist in its efforts to meet the objectives and responsibilities outlined above, during 2010, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“Frederic W. Cook”), a nationally known executive compensation and benefits consulting firm, to advise it on various matters related to executive and director compensation and compensation programs. Frederic W. Cook may also from time to time advise management, with the Compensation Committee’s consent. Frederic W. Cook was hired by and reports to the Compensation Committee. Pursuant to its charter, the Compensation Committee has the power to hire and fire such consultants and to engage other advisors.

The current members of our Compensation Committee are Ms. Lyons, who serves as Chairperson, Mr. Sugden and Mr. Quick. Each of the members of the Compensation Committee is independent as defined by the applicable NYSE listing standard and SEC rules applicable to Compensation Committee members. Prior to his resignation from our Board of Directors on April 26, 2011, Mr. Mills served on the Compensation Committee. Mr. Sugden replaced Mr. Mills effective April 26, 2011. The Compensation Committee held three meetings during the year ended December 31, 2010.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of our Board of Directors oversees the nomination of directors, including, among other things, identifying, evaluating and making recommendations of nominees to our Board of Directors, and evaluates the performance of our Board of Directors and individual directors. When identifying director nominees, our Board of Directors considers the qualifications and skills represented on our Board of Directors. One of the considerations evaluated by our Board of Directors is the diversity of experience and background of directors. This consideration is broad and is consistent with our Company’s non-discrimination policies, and includes diversity of skill sets and experience as well as background, including race and gender. Our Board of Directors seeks candidates who possess the background, skills and expertise to make a significant contribution to our Board of Directors, to the Company and to its stockholders. There are no specific minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by a nominee; however, desired qualities to be considered include: high-level leadership experience in business or administrative activities and significant accomplishments related thereto; breadth of knowledge about issues affecting us; proven ability and willingness to contribute special competencies to board of directors activities; personal integrity; loyalty to us and concern for our success and welfare; willingness to apply sound and independent business judgment; awareness of a director’s vital role in assuring the our good corporate citizenship and corporate image; no present conflicts of interest; availability for meetings and consultation on Company matters; enthusiasm about the prospect of serving; and willingness to assume broad fiduciary responsibility.

The Nominating and Corporate Governance Committee considers recommendations for nominations from a variety of sources, including members of the Board of Directors, business contacts, community leaders and members of management. As described below, the Nominating and Corporate Governance Committee also considers stockholder recommendations for Board of Director nominees. The Nominating and Corporate Governance Committee’s process for identifying and evaluating candidates is the same with respect to candidates recommended by members of the Board of Directors, management, stockholders or others.

The Nominating and Corporate Governance Committee considers director nominees recommended by stockholders. In accordance with our Amended and Restated Bylaws, stockholders who wish their proposed nominee to be considered by the Nominating and Corporate Governance Committee should submit information about their nominees to the Company’s Secretary, (i) in the case of an election of directors at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs; or (ii) in the case of an election of directors at a special meeting of stockholders, provided that the Board of Directors has determined that directors shall be elected at such meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the tenth day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever first occurs.

The stockholder’s notice to the Secretary shall set forth: (A) as to each proposed nominee (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class and number of shares of stock of the Company which are beneficially owned by such person, (4) a statement whether each such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors, in accordance with the corporation’s Corporate Governance Guidelines, and (5) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected. Our Amended and Restated Bylaws also include additional notice requirements with respect to those giving the notice.

Our Nominating and Corporate Governance Committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and making recommendations to our Board of Directors concerning corporate governance matters.

The current members of our Nominating and Corporate Governance Committee are Mr. Quick, who serves as Chairman, Ms. Lyons and Mr. Sugden. Each of the members or prospective members of the Nominating and Corporate Governance Committee is independent as defined by the applicable NYSE listing standard and SEC rules applicable to Nominating and Corporate Governance Committee members. The Nominating and Corporate Governance Committee held two meetings during the year ended December 31, 2010.

Risk Committee

The Risk Committee assists our Board of Directors in overseeing our risk-management practices. Our Risk Committee reviews risk reports generated by our management to ensure that we are effectively identifying, monitoring and controlling operational, legal and regulatory risks. As appropriate, our Risk Committee communicates with other committees with respect to risk issues. In addition, the Risk Committee also has oversight responsibilities for risks relating to our balance sheet (primarily our managed flow portfolio, capital and liquidity) and the impact of market conditions and interest rates on our operations.

The current members of our Risk Committee are Mr. Galant, who serves as the Chairman, Mr. Stevens, Mr. Calhoun and Mr. Schenk. Mr. Galant and Mr. Schenk are “independent directors” under the applicable rules and regulations of the NYSE.

Stockholder Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with the Board of Directors as a group may do so by writing to the Board of Directors, c/o Secretary, Bedminster One, 135 U.S. Highway 202/206, Bedminster, New Jersey 07921. The Secretary will review all correspondence and regularly forward to the Board of Directors all such correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Directors or committees thereof or that the Secretary otherwise determines requires attention. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee. We have adopted a Whistleblower Policy in our Code of Business Conduct and Ethics, which establishes procedures for submitting these types of concerns, either personally or anonymously through a toll free telephone “hotline” operated by an independent third-party. A copy of our Whistleblower Policy is available on our website at www.gaincapital.com.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Copies of the Code of Business Conduct and Ethics are posted on our website at www.gaincapital.com. Any amendments to, or waivers under, our Code of Business Conduct and Ethics which are required to be disclosed by the rules promulgated by the SEC will be disclosed in the Company’s filings with the SEC and on our website at www.gaincapital.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10 percent of our Common Stock, to file reports of ownership and changes in ownership with the SEC. We are required to report in this proxy statement any failure in 2010 of any such person to file any of these reports prior to the required due dates. To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations from our executive officers and directors, during the year ended December 31, 2010, all persons subject to the reporting requirements of Section 16(a) filed the required reports with the SEC on a timely basis.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Ms. Lyons, Mr. Quick and Mr. Sugden. No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries.

None of our executive officers serve as members of the board of directors or compensation committee of any entity which has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS

Services Agreement with Scivantage, Inc.

On February 1, 2008, we entered into a services agreement with Scivantage, Inc., or Scivantage, in which Scivantage provided us with access to office accommodations, including fully furnished office workstations, 24 hours a day, 7 days a week, at 10 Exchange Place, Jersey City, New Jersey. The agreement was later amended to add additional workstations and services. The agreement expired on December 31, 2010. In 2010, we made $114,607 in payment to Scivantage under this agreement.

In January 2010 and December 2010, we entered into separate agreements with Scivantage relating to certain technology consulting services to be provided to our subsidiary, GAIN Securities. The consulting services relate to the build-out and enhancement of certain features of GAIN Securities’ trading platform. In 2010, we made a total of $108,906 in payments to Scivantage under these agreements.

Two of our Board of Directors members, Messrs. Calhoun and Sugden, are members of the Board of Directors of Scivantage.

REVIEW OF RELATED PERSON TRANSACTIONS

Our Board of Directors has adopted a written Code of Business Conduct and Ethics, under which our employees and officers are discouraged from entering into any transaction that may cause a conflict of interest for us. In addition, they are required to report any potential conflict of interest, including related party transactions, to their managers or our compliance officer who will then review and summarize the proposed transaction for our Audit Committee. Our Audit Committee is authorized to review and approve related-party transactions, including those transactions involving our directors. In approving or rejecting such proposed transactions, the Audit Committee considers the relevant facts and circumstances available and deemed relevant, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good-faith exercise of its discretion. A copy of the Code of Business Conduct and Ethics is posted in the “Investor Relations” section of our website (www.gaincapital.com) under the “Corporate Governance” tab.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table sets forth information known to the Company regarding beneficial ownership of the Company’s Common Stock, as of the Record Date, by each person known by the Company to own more than 5% of our Common Stock, each director and nominee for director, and each of the executive officers identified in the Summary Compensation Table and by all of the Company’s directors and executive officers as a group (13 persons). The table lists the number of shares and percentage of shares beneficially owned as of April 18, 2011, based on 34,517,141 shares of Common Stock outstanding as of such date. Information in the table is derived from Securities and Exchange Commission filings made by such persons under Section 13 and/or under Section 16(a) of the Securities Exchange Act of 1934, as amended, and other information received by the Company. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them. Unless otherwise stated, the business address of each person listed is c/o GAIN Capital Holdings, Inc., Bedminster One, 135 U.S. Highway 202/206, Bedminster, New Jersey 07921.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
3i Entities(1)
C/O Mourant & Co. Limited, 22 Greenville Street
St. Helier, Jersey JE4 8PX	4,868,202	14.1%
Edison Venture Fund IV SBIC, L.P.(2)
1009 Lenox Dr. Building 4
Lawrence Township, NJ 08648-2321	5,410,734	15.7%
Tudor Ventures II L.P.(3)
1275 King Street
Greenwich, CT 06831-2936	2,235,069	6.5%
VantagePoint Venture Partners Entities(4)
1001 Bayhill Drive, Suite 300
San Bruno, CA 94066	9,074,109	26.3%
Mark E. Galant(5)(16)	2,928,934	8.5%
Glenn H. Stevens(6)(16)	1,218,627	3.5%
Christopher W. Calhoun(7)(16)	392,245	1.1%
Henry C. Lyons(8)(16)	53,706	*
Timothy O’Sullivan(9)(16)	353,418	1.0%
Samantha Roady(10)(16)	343,345	*
Thomas Bevilacqua(11)	9,074,109	26.3%
Peter Quick(12)(16)	65,856	*
Joseph Schenk(13)(16)	54,264	*
Christopher S. Sugden(14)	5,410,734	15.7%
Susanne D. Lyons(15)(16)	70,828	*
All Directors and Named Executive Officers as a Group	27,069,337	78.4%

*	Represents ownership of less than 1.0%.
(1)

Amounts shown reflect the aggregate number of shares of Common Stock held by 3i U.S. Growth Partners L.P., 3i Technology Partners III L.P., 3i Growth Capital (USA) D L.P., 3i Growth Capital (USA) E L.P. and 3i Growth Capital (USA) P L.P. 3i U.S. Growth Partners L.P.’s general partners are 3i US Growth Corporation, a Delaware corporation, and 3i 2004 GmbH & Co. KG, a German limited partnership. The general partner of each of 3i Growth Capital (USA) D L.P., 3i Growth Capital (USA) E L.P. and 3i Growth Capital (USA) P L.P. is also 3i U.S. Growth Corporation. The board of directors of 3i US Growth Corporation holds voting and dispositive power for the shares held by each of 3i U.S. Growth Partners L.P., 3i Growth Capital (USA) D L.P., 3i Growth Capital (USA) E L.P. and 3i Growth Capital (USA) P L.P. The

current members of the board of directors of 3i US Growth Corporation are Ken Hanau, Robert Stefanowski, Richard Relyea and Jim Rutherfurd. Each of the members disclaims beneficial ownership of the shares except to the extent of their pecuniary interest, if any. 3i Technology Partners III LP’s general partners are 3i Technology Corporation, a Delaware corporation, and 3i 2004 GmbH & Co. KG, a German limited partnership. The board of directors of 3i Technology Corporation holds voting and dispositive power for the shares held by 3i Technology Partners III L.P. The current members of the board of directors of 3i Technology Corporation are Ken Hanau, Robert Stefanowski, Ian Lobley, Sundip Murthy, Richard Relyea and Jim Rutherfurd. Each of the members disclaims beneficial ownership of the shares except to the extent of their pecuniary interest, if any. The address of the 3i Entities is c/o Mourant & Co. Limited, 22 Grenville Street, St. Helier, Jersey (Attention: Group 12).

(2)	Consists of (i) 5,410,734 shares of Common Stock. Mr. Sugden, one of our directors, is a member of Edison Partners IV SBIC, LLC, the general partner of Edison Venture Fund IV SBIC, L.P. Mr. Sugden disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Voting and dispositive authority of the shares held by Edison Venture Fund IV SBIC, L.P. are shared by John Martinson, Joseph Allegra, Gary Golding, Ross Martinson and Christopher Sugden, each a member of Edison Partners IV SBIC, LLC. The principal address of Edison Venture Fund IV SBIC, L.P. is 1009 Lenox Drive #4, Lawrenceville, NJ 08648.
(3)	Consists of 2,235,069 shares of Common Stock. Tudor Ventures Group L.P. is the general partner of Tudor Ventures II L.P. Tudor Ventures Group LLC is the general partner of Tudor Ventures Group L.P. Robert P. Forlenza and Carmen Scarpa are the managing directors of Tudor Ventures Group L.L.C. and may be deemed to have voting and investment control over the shares held by Tudor Ventures II L.P. Tudor Ventures II L.P. is the indirect owner of more than 10% of the equity interests of Montgomery & Co., LLC and Pipeline Trading Systems, LLC, each of which is a member of FINRA. Thus, Tudor Ventures II L.P. may be deemed to be affiliated with a broker-dealer. Tudor Ventures II L.P. purchased the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The principal address of Tudor Ventures II L.P. is 1275 King Street, Greenwich, CT 06831.
(4)	Consists of (i) 6,576,911 shares of Common Stock held by VantagePoint Venture Partners IV (Q), L.P., (ii) 658,417 shares of Common Stock held by VantagePoint Venture Partners IV, L.P., (iii) 23,957 shares of Common Stock held by VantagePoint Venture Partners IV Principals Fund, L.P., and (iv) 1,814,824 shares of Common Stock held by VP New York Venture Partners, L.P., VantagePoint Venture Associates IV, L.L.C., or VPVA, is the general partner of each of the VantagePoint Venture Partners entities. Alan E. Salzman and James D. Marver are the managing members of VPVA and may be deemed to have voting and investment control over the shares held by the VantagePoint Venture Partners entities. The VantagePoint Venture Partners entities purchased the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The principal address of the VantagePoint Venture Partners entities is 1001 Bayhill Drive, Suite 300, San Bruno, CA 94066.
(5)	Consists of (i) 1,172,857 shares of Common Stock, (ii) vested options to purchase 1,159,162 shares of Common Stock, (iii) vested restricted stock units of 285,773, (iv) (iv) 15,607 options which will vest in the next 60 days, and (v) 295,535 shares of Common Stock held by The 2007 Galant Family Trust, by and among Mark. E. Galant, as donor, and the Goldman Sachs Trust Company of Delaware and Farid Naib, as trustees.
(6)	Consists of options to purchase 851,137 shares of Common Stock and 367,490 vested restricted stock units.
(7)	Consists of (i) 100,538 shares of Common Stock, (ii) options to purchase 148,491 shares of Common Stock, and (iii) 143,216 vested restricted stock units.
(8)	Consists of 53,706 vested restricted stock units.
(9)	Consists of (i) options to purchase 236,689 shares of Common Stock and (ii) 116,729 vested restricted stock units.
(10)	Consists of (i) 27,136 shares of Common Stock, (ii) options to purchase 211,058 shares of Common Stock and (iii) 105,151 vested restricted stock units.

(11)	Consists of (i) 6,576,911 shares of Common Stock held by VantagePoint Venture Partners IV (Q), L.P., (ii) 658,417 shares of Common Stock held by VantagePoint Venture Partners IV, L.P., (iii) 23,957 shares of Common Stock held by VantagePoint Venture Partners IV Principals Fund, L.P., and (iv) 1,814,824 shares of Common Stock held by VP New York Venture Partners, L.P., The reporting person is a managing director of VantagePoint Venture Partners, Inc. and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.
(12)	Consists of (i) 34,683 options vested, (ii) 22,502 restricted stock units vested, and (iii) 8,671 options vesting in the next 60 days.
(13)	Consists of (i) 34,683 options vested, (ii) 10,910 vested restricted stock units, and (iii) 8,671 options vesting within the next 60 days.
(14)	Consists of (i) 5,410,734 shares of Common Stock held by Edison Venture Fund IV SBIC, L.P. The reporting person is a member of Edison Venture Fund IV SBIC, L.P. and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.
(15)	Consists of (i) 48,556 options vested, (ii) 10,133 vested restricted stock units, and (iii) 12,139 options vesting within the next 60 days.
(16)	Restricted stock units vested are to be delivered as soon as administratively practicable on or after December 31, 2014; provided, however, that the grantee shall receive payment with respect to such restricted units upon a change of control or the date the grantee ceases to be employed by, or provide service to, the employer, whichever is earlier.

DIRECTOR COMPENSATION

Discussed in the following paragraphs and tables is the compensation paid to the non-employee directors who serve on our Board of Directors. Directors who are also our employees do not receive any additional compensation for their service as directors of the Company.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)		Total ($)
Peter Quick	53,500	—	75,000	—		128,500
Susanne D. Lyons(6)	17,000	—	105,000	—		122,000
Joseph Schenk	48,250	—	75,000	—		123,250
Mark E. Galant(7)	17,656	—	135,000	10,015	(5)	162,671
Roger Tarika(8)	27,750	—	12,503	—		40,253
Christopher W. Calhoun(9)	—	—	—			—

(1)	Mr. Stevens, a current director, as well as President and Chief Executive Officer of the Company, is not included in this table because, as an employee of the Company, he does not receive any fees for service as a director. Christopher S. Sugden and James C. Mills, as representatives of private equity/venture capital investors, did not receive any fees for service as a director. On April 26, 2011, Mr. Mills resigned from the Company’s Board of Directors and Compensation Committee of the Board of Directors. Mr. Mills has informed the Company that his resignation is not due to any disagreement between Mr. Mills and the Company on any matter relating to the Company’s operations, policies or practices. Pursuant to the Company’s Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, VantagePoint Venture Partners shall have the right to nominate one individual in the slate of director nominees for election at the Annual Meeting. Accordingly, VantagePoint has designated, and the Nominating and Corporate Governance Committee and the Board of Directors have approved, Thomas A. Bevilacqua to fill the vacancy left by Mr. Mills.
(2)	The Company’s standard fee arrangements for non-employee directors in effect during 2010 included a $30,000 annual cash retainer for service as a director. The chairpersons of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are also entitled to an additional annual retainer fee of $10,000. All retainers are payable quarterly and pro-rated for service of less than a full quarter. Our nonemployee directors will also be entitled to additional compensation for attendance at in-person or telephonic board of directors or committee meetings of $1,500 for each in-person board of directors meeting attended, $750 for each telephonic board of directors meeting attended and $750 for each committee meeting, in-person or telephonic, attended. The following table sets forth the break-down of the fees paid to our non-employee directors during 2010:

Name	Retainer Fees	Chair Fees	Meeting Fees	Total
Peter Quick	$30,000	$10,000	$13,500	$53,500
Susanne D. Lyons	30,000	5,000	12,000	47,000
Joseph Schenk	30,000	10,000	8,250	48,250
Mark E. Galant	30,000	30,000	10,781	70,781
Roger Tarika(6)	22,500	—	5,250	27,750
Christopher W. Calhoun	—	—	—	—

(3)	No stock awards were made to non-employee directors in 2010. For 2011 and beyond, each non-employee director will be eligible to receive an annual grant of restricted stock valued at $75,000 of our Common Stock under our 2010 Omnibus Incentive Compensation Plan. Previously Mark Galant was entitled to equity grants at a ratio of 1.375 equity grants for every one equity grant made to the other non-employee directors when equity grants were made. Beginning in 2011, Mr. Galant will receive equity grants at the same ratio as equity grant made to the other non-employee directors when equity grants are made.
(4)

The Company granted stock option awards to non-employee directors in 2010. The amounts reported represent the aggregate grant date fair value of the stock option award made to the non-employee director under FASB ACS 718, Compensation — Stock Compensation. For information on assumptions used in determining fair value of these stock options, refer to Note 13 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC. The aggregate number of shares underlying option awards outstanding as of December 31, 2010 for each of the non-employee directors was as follows:

Name	Number of Shares Underlying Outstanding Options	Number of Shares Unvested
Peter Quick	52,024	30,348
Susanne D. Lyons	72,834	42,486
Joseph Schenk	52,024	30,348
Mark E. Galant	93,644	54,626
Roger Tarika	52,024	30,348
Christopher Calhoun	—	—

For a description of our equity award grant practices for directors, see “Equity Award Grant Practices” in the Compensation Discussion and Analysis on page 35 of this proxy statement.

(5)	Represents reimbursement for health care expense of $10,015.
(6)	Ms. Lyons opted to receive her retainer fee in the form of equity awards in lieu of cash compensation, as such, she received an additional $30,000 of equity compensation, respectively.
(7)	Mr. Galant opted to receive his retainer fee and chair fee in the form of equity awards in lieu of cash compensation, as such, he received an additional $60,000 of equity compensation, respectively.
(8)	Mr. Tarika was granted stock options to purchase 52,024 shares of Common Stock on July 28, 2010. In October 2010, Mr. Tarika resigned. As a result, only 8,671 stock options vested. In addition, he received a prorated retainer fee for the fourth quarter of 2010. Stock options granted and vested in 2010 and that remain unexercised at the time of Mr. Tarika’s resignation will expire on June 30, 2011.
(9)	Mr. Calhoun became a director in October 2010. Mr. Calhoun did not receive compensation during 2010 for his services as a director, but received a salary of $100,000 for service as a part-time senior advisor to the Company.

EXECUTIVE OFFICERS

The following table identifies our current executive officers:

Name	Age	Position
Glenn H. Stevens	48	Chief Executive Officer and Director
Henry C. Lyons	47	Chief Financial Officer and Treasurer
Timothy O’Sullivan	47	Global Head of Trading
Samantha Roady	41	Chief Marketing Officer
Diego A. Rotsztain	41	General Counsel and Secretary
Jeffrey A. Scott	47	Chief Commercial Officer

Glenn H. Stevens has served as our President and Chief Executive Officer since June 2007 and a member of our Board of Directors since June 2007. From February 2000 to May 2007, Mr. Stevens served as one of our Managing Directors. From June 1997 to January 2000, Mr. Stevens served as Managing Director, head of North American sales and trading, at National Westminster Bank Plc (which was acquired by the Royal Bank of Scotland Group in 2000). From June 1990 to June 1997, Mr. Stevens served as Managing Director and Chief Forex Dealer at Merrill Lynch & Co., Inc. Mr. Stevens is registered with the CFTC and NFA as a principal and associated person. Mr. Stevens received a BS in Finance from Bucknell University and an MBA in Finance from Columbia University.

Henry C. Lyons has served as our Chief Financial Officer and treasurer since March 2008. From September 2006 to February 2008, Mr. Lyons served as Senior Vice President and Chief Financial Officer at ACI Worldwide, a global provider of e-payment processing software and services. Mr. Lyons served from April 2004 to August 2006 as Chief Financial Officer for Discovery Systems, a business unit of GE Healthcare Biosciences, Inc. From January 2001 to March 2004, Mr. Lyons was employed by Amersham Biosciences, Inc. (which was acquired by GE Healthcare in 2004) as Corporate Controller of the Biosciences division. Mr. Lyons received a BBA in Accounting from Millsaps College and an MBA from New York Institute of Technology.

Timothy O’Sullivan has served as Global Head of Trading since March 2000. Mr. O’Sullivan manages the day-to-day operations of our trading desk. From March 1994 to March 2000, Mr. O’Sullivan served as Director of the New York Sterling desk at Merrill Lynch & Co., Inc. Mr. O’Sullivan received a BS in Civil Engineering from the University of Delaware.

Samantha Roady has served as our Chief Marketing Officer since August 2006. From September 1999 until August 2006, she was our Senior Vice President, Marketing. From November 1994 to October 1999, Ms. Roady served as Director of marketing for FNX Limited, a privately-held provider of trading and risk-management solutions to the international financial community. Ms. Roady is registered with the CFTC and NFA as a principal. Ms. Roady received a BA in International Affairs from James Madison University.

Diego A. Rotsztain has served as our Executive Vice President, General Counsel and Secretary since January 2011. From January 2010 to January 2011, Mr. Rotsztain was a Corporate and Securities Partner at Mayer Brown LLP. Mr. Rotsztain was an Associate in the capital markets group of Davis Polk & Wardwell LLP from November 1998 to December 2009. From September 1997 to September 1998, Mr. Rotsztain served as a Law Clerk for the Honorable Judge David G. Trager in the U.S. District Court in the Eastern District of New York. Mr. Rotsztain received his law degree from Columbia University School of Law in May 1997 and a BA in Economics from Tufts University in May 1992.

Jeffrey A. Scott has served as our Chief Commercial Officer since February 2011. From August 2010 through February 2011, Mr. Scott was the President of Toluna USA. From October 2008 to April 2010, Mr. Scott served as a Managing Director at LexisNexis. From March 2005 through October 2008, Mr. Scott served in various capacities at SourceMedia, Inc., including Chief Technology Officer; President, Accuity, Inc., and most recently, President, Banking Group. From March 1996 to March 2005, Mr. Scott held various positions at Thomson Financial, including Chief Technology Officer and Chief Product officer. From August 1994 to March 1996, Mr. Scott served at Thomson Technology Consulting From August 1993 to August 1994, Mr. Scott served as Software Development Manager for Science Applications International Corporation. Mr. Scott began his career at Arinc Research serving as Software Development Manager. Mr. Scott received a BS in Computer Science from the University of Dayton and a MBA from the University of Maryland.

COMPENSATION DISCUSSION AND ANALYSIS

This section explains how and why the Board of Directors made decisions with respect to the 2010 compensation of Glenn H. Stevens, our President and Chief Executive Officer (our “Chief Executive Officer”), Henry C. Lyons, our Executive Vice President, Chief Financial Officer and Treasurer (our “Chief Financial Officer”), Timothy O’Sullivan, our Global Head of Trading, and Samantha Roady, our Executive Vice President and Chief Marketing Officer. The compensation of these four executive officers (the “Named Executive Officers”) is disclosed in the Summary Compensation Table and supplemental tables presented in this proxy statement. The Compensation Discussion and Analysis appearing in this section (the “CD&A”) includes information regarding, among other things, our executive compensation philosophy, objectives and policies, as well as a discussion of each element of compensation.

Introduction

GAIN is an online provider of retail and institutional foreign exchange (“forex”) trading and related services founded in 1999 by a group of experienced trading and technology professionals. We offer customers 24-hour direct access to the global over-the-counter (“OTC”) forex markets. We also offer our retail customers located outside the United States access to other global markets on an OTC basis, including equity indices and commodities via “contracts-for-difference” (“CFDs”) which are investment products with returns linked to the performance of an underlying commodity, index or security. Our trading platforms provide a wide array of information and analytical tools that allow our customers to identify, analyze and execute their trading strategies efficiently and cost-effectively. Our long-term success is dependent on a leadership team with the integrity, skills and dedication necessary to oversee a dynamic organization and the vision to anticipate and respond to emerging industry developments. Our executive compensation program is designed to motivate and reward individuals who possess these characteristics.

In 2010 we were able to grow the Company’s business organically and also initiated our market consolidation strategy with the acquisitions of the retail forex businesses of CMS Forex and MG Financial. We expanded our global footprint, opening offices in Hong Kong, Singapore and Sydney, and increased our product offering with the addition of new currency pairs, as well as equity index CFDs outside of the United States. We also launched GAIN GTX, our new ECN for institutional clients. In addition to our operational and strategic accomplishments, we reached a corporate milestone with our initial public offering and listing on the New York Stock Exchange in December 2010.

Financial highlights for the full year 2010 include:

(Note: percentage changes are referenced to comparable period in fiscal year 2009)

•	Record Net Revenue of $189.1 million; growth of 23.4% compared to 2009

•	Net Income of $37.8 million; growth of 35.0% compared to 2009

•	Record Client Assets (1) of $256.7 million at December 31, 2010; growth of 28.4% compared to 2009

(1)	Represents amounts due to clients, including deposits and unrealized gains or losses arising from open positions.

Summary of Our Executive Compensation Program

Program Objectives

Our executive compensation program is designed to further the Company’s annual and long-term business objectives by providing our executives with compensation that is competitive within our industry sector and that continues to offer an incentive to our executives to enhance the value of our stockholders’ investments. Our annual incentive program links compensation directly to the attainment of both corporate and individual performance objectives established by the Board of Directors through the Compensation Committee on an annual basis. Our long-term incentive awards help to ensure that our executives make a long-term commitment to the growth and profitability of the Company and provide further alignment with stockholder interests.

Compensation Setting and Review Process

Our Compensation Committee annually reviews each of the Named Executive Officer’s total compensation, which includes base salary, annual cash incentive awards and long-term equity incentive awards. In reviewing the compensation levels for our executives, including the Named Executive Officers, the Compensation Committee considers the Company’s ongoing business strategy and growth, each individual executive’s past performance, experience, importance to our business, internal equity, the applicable terms of the executive’s employment agreement, prior year adjustments to compensation and historical grants of long-term incentive awards. As a general matter, the Compensation Committee has determined that the Company will continue to require highly experienced leaders, and motivating and retaining qualified executives will remain critical to our future success.

During the first quarter of the year, our Compensation Committee, with the input of our Chief Executive Officer, develops and approves an annual management incentive plan for the year for our executives, including the Named Executive Officers, which we refer to as the “MIP.” Awards under the MIP are determined based on the achievement of Company targets, such as annual revenue and/or EBITDA, and personal goals and objectives. In 2010, the Compensation Committee determined that 65.0% of 2010 MIP awards would be based upon achievement of a Company annual revenue target and 35.0% of 2010 MIP award would be based upon achievement of personal goals and objectives. For 2010, the Compensation Committee approved that 50.0% of the awards were to be paid quarterly, typically in the month following each quarter, based on quarterly progress towards our annual revenue target. The remaining 50.0% of the awards were to be paid in the first quarter of 2011 and were based on the achievement of our annual revenue target and achievement of personal goals and objectives.

In addition, during the first quarter of the year, the Compensation Committee determines the amounts related to the primary compensation elements for our executive officers, including our Named Executive Officers for the current year. For the compensation of the Company’s Chief Executive Officer, the Compensation Committee reviews and approves the Company’s corporate goals and objectives and the Chief Executive Officer’s personal goals and objectives. Based on this evaluation, the Compensation Committee sets the base salary, annual cash incentive award and long-term equity incentive award for the Chief Executive Officer. For the other executive officers, including the Named Executive Officers, the Chief Executive Officer makes a recommendation to the Compensation Committee regarding the compensation elements for each of the Company’s executive officers and discusses with the Compensation Committee the personal goals and objectives for each executive officer. Based on the Chief Executive Officer’s recommendation and its independent review and analysis, including through input from a compensation consultant, the Compensation Committee, in its discretion, sets the base salary, annual cash incentive award and long-term equity incentive award for each executive officer.

In the first quarter of the following year, the Compensation Committee reviews the performance of the Company and the Chief Executive Officer during the prior year, in light of the previously approved corporate and personal goals and objectives, and determines the final amount of the annual cash incentive award payable to the

Chief Executive Officer. For the other executive officers, the Chief Executive Officer provides the Compensation Committee with input regarding the achievement of each executive officer’s personal goals and objectives and makes a recommendation regarding the final amount of the annual cash incentive award payable to each executive officer. In light of the Company’s achievement of its corporate goals and objectives and the Compensation Committee’s independent review and analysis, the Compensation Committee, in its discretion, approves or modifies the Chief Executive Officer’s recommendation regarding the final amount of cash incentive award for each executive officer (other than the Chief Executive Officer, which is discussed above).

The Compensation Committee generally determines the amounts of long-term equity incentive awards for our executive officers, including our Named Executive Officers, once each year, as further described below.

The Compensation Committee also reviews and discusses with management the “Compensation Discussion and Analysis” prepared for inclusion in the Company’s annual proxy statement in accordance with SEC rules and, based upon such review and discussions, recommends to the Board of Directors whether such “Compensation Discussion and Analysis” should be included in such annual proxy statement. The Compensation Committee oversees the administration of incentive compensation plans and equity-based plans for all executive officers and, on at least a yearly basis, reviews and approves these plans. The Compensation Committee has the sole authority to retain and terminate a consulting firm to assist in the evaluation of executive compensation. The Compensation Committee may retain and terminate independent legal, financial or other advisors as it may deem necessary. In addition, at least once a year, the Compensation Committee reviews and assesses the relationship between the Company’s compensation practices and risk. The Compensation Committee reports to the Board of Directors regularly on its actions and deliberations.

Elements of Compensation

The primary compensation elements for our executives, including the Named Executive Officers, are:

•	base salary;

•	annual cash incentive awards;

•	long-term equity incentive awards; and

•	retirement and other benefits.

In addition, certain executives, including all of the Named Executive Officers, have employment agreements with the Company that provide potential payments and benefits upon termination of employment for a variety of reasons, including following a change in control of the Company. These employment agreements were amended in 2010, as discussed below.

Competitive Market Analysis

In 2010, the Compensation Committee engaged Frederic W. Cook, an independent compensation consulting firm, to provide services relating to a competitive market analysis of the compensation of our Named Executive Officers for the purpose of establishing 2010 compensation targets. The competitive market analysis was based on data gathered by Frederic W. Cook from proprietary surveys of executive compensation at a group of peer companies, or the Peer Group. In 2010, the Peer Group, which consisted of companies with businesses that compete in the same talent market as the Company, including primarily companies in the technology and online trading industries, was as follows:

Ticker	Compensation Study Peer Group Name	Latest Available Four Quarters ($ Millions)			Dec. 31, 2010 Market Cap ($ millions)
		Revenues	GAAP Net Income	EBITDA
ADVS	Advent Software	$274	$33	$42	$1,489
BGCP	BGC Partners	1,306	11	149	779
DST	DST Systems	2,226	284	437	2,049
GFIG	GFI Group	825	7	84	571
IDC	Interactive Data	777	131	256	3,228
IAAC	International Assets Holdings	46,940	5	29	415
ITG	Investment Technology Group	583	14	140	685
KCG	Knight Capital	1,192	124	263	1,346
LAB	LaBranche & Company	52	(97)	(30)	149
MKTX	Marketaxess	142	28	54	703
MF	MF Global	2,223	(133)	339	1,362
MSCI	MSCI, Inc.	568	86	224	4,619
OXPS	OptionsXpress	236	55	95	900
SWS	SWS Group	415	(27)	17	163
TRAD	TradeStation Group	131	13	22	265
75th Percentile		$1,249	$71	$240	$1,425
50th Percentile		583	14	95	779
25th Percentile		225	6	36	493
GCAP	GAIN Capital Holdings, Inc.	$189	$38	$59	$287
	Ranking within peer group	13 of 16	6 of 16	10 of 16	13 of 16

Compensation Actions in 2010 and 2011

Summary

The following is a summary of the actions taken in 2010 and 2011 affecting the 2010 compensation of the Named Executive Officers. Each of these actions was recommended by the Compensation Committee and approved by our Board of Directors. For a more detailed description of these actions, please refer to the sections entitled “— Base Salary,” “— Annual Incentive Awards” and “— Long-Term Equity Incentive Awards” following this summary.

•

In March 2010, the Compensation Committee reviewed an analysis prepared by Frederic W. Cook and determined to continue for 2010 the philosophies it used historically, which was to continue to pay for performance with nominally competitive salaries offset by rewarding employees through performance-based annual cash incentives and long-term equity compensation.

•	In April 2010, the 2010 annual revenue target for the MIP was approved by our Compensation Committee and our Board of Directors.

•

In April 2010, July 2010, and October 2010, the Named Executive Officers were paid their quarterly 2010 incentive award payouts under the MIP based on quarterly progress toward the incremental achievement of our annual revenue target.

•

In July 2010, the Named Executive Officers were provided long-term equity incentive awards, consisting of non-qualified stock options, which were based on an analysis by Frederic W. Cook of our Peer Group from the March 2010 review.

•

In January 2011, the Named Executive Officers received the fourth quarter 2010 incentive award payouts under the MIP based on quarterly progress toward incremental achievement of our annual revenue target for 2010.

•

In February 2011, the Named Executive Officers received the remaining portion of their 2010 incentive award payouts under the MIP. The Company slightly exceeded our annual revenue performance compared to target. In addition, several strategic initiatives were successfully accomplished, including growing the business organically, initiating our market consolidation strategy, expanding our global footprint and increasing our product offering. As a result, our Chief Executive Officer proposed and the Compensation Committee approved amounts for the remaining portion of the 2010 incentive award payouts that approximated targets for the portion of the bonus that is based on achievement of Company targets. The Compensation Committee considered all of these factors in determining the final 2010 non-equity incentive award payments for the Named Executive Officers.

Mr. Stevens

Mr. Stevens’ total cash compensation is positioned higher than other chief executive officers of our Peer Group due to his unique background and experience in the financial services and the forex industries. Mr. Stevens was previously Chief Forex Dealer at Merrill Lynch & Co., Inc. and was head of North American sales and trading at National Westminster Bank plc. Before moving to the position of Chief Executive Officer of our Company, Mr. Stevens was our Chief Dealer. The compensation paid to individuals that are head traders is among the highest paid at large banks and broker-dealers. Mr. Stevens’ background as a trader and his management skills make him a highly sought after executive. To retain his services, we have determined that his compensation is required to be at a level commensurate with positions at larger firms. To attract and retain Mr. Stevens, and those with his skill set, these firms would pay higher levels of compensation than those in our current Peer Group. Based on these factors, Mr. Stevens’ target compensation was set to rank above the 50th but below the 75th percentile for total cash compensation compared to our Peer Group. Consistent with the financial services and forex industries a greater portion of Mr. Stevens’ compensation is derived from variable incentive compensation. For 2010, and consistent with 2009, Mr. Stevens’ compensation was set at 33% base salary and 67% variable incentive compensation. Mr. Stevens’ overall compensation was 36% greater than the median of our Peer Group for total cash compensation. Mr. Stevens’ 2010 long term equity award of 248,743 non-qualified stock options was based on an analysis by our compensation consultant, Frederic W. Cook, of our Peer Group for chief executive officers, which factored in the amount of total shares authorized by our stockholders for the 2010 grant pool. Given that Mr. Stevens is the highest paid employee and has the most responsibility, Mr. Stevens was issued the largest amount of stock options.

Mr. Lyons

Mr. Lyons joined the Company in 2009. Mr. Lyons has experience as a public company chief financial officer and possesses a variety of financial and accounting skills; however, Mr. Lyons did not have the industry background and knowledge possessed by Mr. Stevens or Mr. O’Sullivan. Mr. Lyons’s overall compensation was 2% less than the median of our Peer Group, with a higher portion of Mr. Lyons’s total cash compensation being comprised of fixed compensation, in the form of base salary. For 2010, and consistent with 2009, Mr. Lyons’s base salary accounted for 62% of his total cash compensation, and his variable incentive compensation accounted for 38% of his total cash compensation. Mr. Lyons’s 2010 long term equity award of 67,839 non-qualified stock options was based on an analysis by our compensation consultant, Frederic W. Cook, of our Peer Group for chief financial officers, which factored in the amount of total shares authorized by our stockholders for the 2010 grant pool.

Mr. O’Sullivan

Mr. O’Sullivan is the Company’s Global Head of Trading and has developed a very specific skill set through his years in the forex industry and his eleven years of employment with us. As Global Head of Trading, Mr. O’Sullivan manages our trade desk and monitors our risk exposure and profitability. Consistent with heads of trading desks within the industry. Mr. O’Sullivan’s variable incentive compensation target was higher than his fixed compensation, which was set at 23% base salary and 77% variable incentive compensation. This payment mix is consistent with the payment mix for Mr. Stevens, who was formerly our Global Head of Trading and is now our Chief Executive Officer. Mr. O’Sullivan’s total cash compensation is 12% higher than median of our Peer Group for 2010. Mr. O’Sullivan’s 2010 long term equity award of 56,533 non-qualified stock options was based on an analysis by our compensation consultant, Frederic W. Cook, of our Peer Group for heads of trading desks, which factored in the amount of total shares authorized by our stockholders for the annual grant pool.

Ms. Roady

Ms. Roady is the Company’s Chief Marketing Officer and joined the Company in 1999. According to the Peer Group data, Ms. Roady’s total compensation was 30% higher than the median of our Peer Group. With over ten years of experience in the retail forex industry, Ms. Roady has developed a unique skill set overseeing marketing and direct sales; however, she does not have the trading background and knowledge possessed by Mr. Stevens or Mr. O’Sullivan. As a result, a higher portion of Ms. Roady’s total cash compensation has been fixed, in the form of base salary, but her variable incentive compensation has been fixed at a higher percentage than Mr. Lyons, since Ms. Roady’s position is focused upon driving revenue for the Company. For 2010, Ms. Roady’s base salary accounted for 50% of her total cash compensation and her variable incentive compensation accounted for 50% of her total cash compensation. Ms. Roady’s 2010 long term equity award of 67,839 non-qualified stock options was based on an analysis by our compensation consultant, Frederic W. Cook, of our Peer Group for chief marketing officers, which factored in the amount of total shares authorized by our stockholders for the annual grant pool.

Ms. Roady and Mr. Lyons received higher equity awards than Mr. O’Sullivan based on their peers in similar roles. Traders such as Mr. O’Sullivan generally have a higher cash compensation and lower equity portion of overall compensation compared to executives in other functional areas.

Base Salary

We fix executive officer base compensation at a level that is based on the collective industry experience of our Compensation Committee, advice from our compensation consultant based on survey data from publicly available sources and the executive officer’s previous compensation history. We aim to set base salaries at levels which we believe best enable us to hire and retain individuals in a competitive environment and reward individual performance according to the relative levels of contribution to our overall business goals. We make periodic adjustments to base salary based on individual performance and contributions, market trends, competitive position and our financial situation. We view base compensation as one component of our Named Executive Officers’ total annual cash compensation and sometimes change the mix between base compensation and annual incentive compensation. The salaries of Messrs. Stevens, Lyons and O’Sullivan and Ms. Roady did not change for 2010. The base salaries earned by the Named Executive Officers during 2010 are reported in the Summary Compensation Table on page 38 of this proxy statement.

Annual Incentive Awards

As discussed above, at the beginning of each year, our Compensation Committee, with the input of our Chief Executive Officer, develops the MIP for the year for our executives, including the Named Executive Officers and other key employees. The MIP serves to attract, retain and motivate our executives by tying potential cash awards to the achievement of a mix of corporate and individual performance objectives approved by our Compensation Committee on an annual basis.

Establishment of Target Award Levels and Measures

In January 2010, the Compensation Committee reviewed an analysis prepared by Frederic W. Cook and determined that the Company would continue to pay for performance with above-market incentive compensation opportunities, but would transition compensation opportunities toward public company pay levels. In addition, the Compensation Committee established target award performance measures under the MIP, with target award opportunities consistent with any specific thresholds included in the employment agreements of the Named Executive Officers.

Name	2010 Target Incentive Compensation as a % Base Salary
Glenn H. Stevens	225%
Henry C. Lyons	62%
Timothy O’Sullivan	348%
Samantha Roady	108%

For 2010, the target corporate revenue was $185.0 million. The table below shows each Named Executive Officer’s MIP potential payout, assuming 100% achievement of the target and 100% achievement of each Named Executive Officer’s personal objectives:

Name	Target Total Incentive Compensation
Glenn H. Stevens	$1,462,500
Henry C. Lyons	$201,000
Timothy O’Sullivan	$836,000
Samantha Roady	$260,000

Target award opportunities were based on the results of executive compensation market analysis conducted by Frederic W. Cook, commencing in November 2008. Based on its analysis of the market comparable compensation data, including proprietary survey sources containing functional position matches of comparable scope to the Named Executive Officers and compensation data from the Peer Group, the Compensation Committee noted that the target annual incentive award opportunities for the Named Executive Officers ranked between the 50th and 75th percentile, with the exception of the Chief Executive Officer, who ranked above the 75th percentile.

2010 Award Payouts

In February 2011, our Chief Executive Officer formulated his recommendations for the Compensation Committee with respect to proposed annual incentive award payouts under the 2010 MIP. In developing his recommendations, our Chief Executive Officer considered the quarterly award payments made throughout 2010 based on quarterly achievement of our annual revenue target for 2010 and reviewed the Company’s performance against the corporate revenue target for the full year. During 2010, we achieved revenue of $190.8 million revenue, excluding net interest, compared to a MIP target of $185.0 million. For the Chief Executive Officer’s final 2010 MIP award, the Compensation Committee considered that the Company had exceeded the revenue target and considered the Chief Executive Officers’s achievement of his personal goals and objectives. For each of the other Named Executive Officers, the Chief Executive Officer made subjective assessments of their contribution towards corporate strategic initiatives and their achievement of personal goals and objectives and recommended to the Compensation Committee the final MIP award for each other Named Executive Officer.

After reviewing the Chief Executive Officer’s recommendations, the Compensation Committee, in its discretion, approved the final 2010 MIP award payouts. Quarterly and annual payments for 2010 for each of the Named Executive Officers are listed below:

	2010 Non-Equity Incentive Compensation Payments
	Q1	Q2	Q3	Q4	Annual	Total
Glenn H. Stevens	$155,000	$202,629	$215,000	$168,553	$750,000	$1,491,182
Henry C. Lyons	$22,000	$29,622	$28,000	$23,000	$98,000	$200,622
Timothy O’Sullivan	$80,000	$127,267	$120,000	$96,000	$375,000	$798,267
Samantha Roady	$28,000	$38,775	$37,000	$30,000	$135,000	$268,775

Long-Term Equity Incentive Awards

The Compensation Committee uses long-term equity incentives to motivate our executive officers to promote the success of the Company’s business, and increase firm value. By providing our executives and other key employees with a direct stake in the Company’s success, these incentives are intended to assure a closer identification of their interests with those of our stockholders, stimulate their efforts on the Company’s behalf and strengthen their desire to remain with the Company. Typically, recommendations for long-term equity incentive awards for our executives, including the Named Executive Officers, are made by the Compensation Committee taking into account the recommendations of our Chief Executive Officer, as appropriate. Our long-term equity incentive awards historically have consisted of both restricted stock units or restricted stock awards and stock options. Decisions regarding whether to grant restricted stock units/awards, options or a combination of both have generally been based on the Compensation Committee’s desire to balance the upside potential of stock options (since an executive will realize value from an option only if the market price of the Company’s Common Stock appreciates and stays above the option’s exercise price for a sustained period until the options vest) with the attractions of a “full value share” award (since restricted shares, once vested, have an intrinsic value equal to the market price of the Company’s Common Stock).

In July 2010, the Compensation Committee approved long-term equity incentive awards in the form of stock options to our executive officers, including the Named Executive Officers, and other key employees. The recommended stock option grants were based on an analysis performed by Frederic W. Cook, which reviewed our Peer Group’s practices, and the Compensation Committee’s desire to incentivize management to increase the value of the Company over the long term, since the Company’s value has to increase to have the executive officers realize value from the options. In particular, the Compensation Committee concluded that the upside potential in stock options would be attractive to the Company’s executive officers and other key employees due to options’ greater reward for performance and growth orientation compared to other forms of equity compensation. In addition, the Compensation Committee determined that non-qualified stock options would be an appropriate way to both motivate these individuals and deliver value to them through a competitive compensation package, and incentivize them to strive to increase the value of the Company to its stockholders. The non-qualified stock options vest based on continued service to the Company over four years in equal annual 25% increments. The Compensation Committee believes that these vesting requirements help to create and maintain an environment that motivates retention and longevity of our executive officers and other key employees.

2010 Long-Term Incentive Awards

Name	Options (#)	Strike Price ($)	Aggregate Grant Date Fair Value ($)
Glenn H. Stevens	248,743	3.83	358,600
Henry C. Lyons	67,839	3.83	97,800
Timothy O’Sullivan	56,533	3.83	81,500
Samantha Roady	67,839	3.83	97,800

Equity Award Grant Practices

Equity awards are granted under the GAIN Capital Holdings, Inc. 2010 Omnibus Incentive Compensation Plan, as amended. Generally, equity awards are granted to newly hired employees on the later of either the first day of employment with the Company or the date the award is approved by the Compensation Committee. Equity awards are granted to continuing executives, certain other employees and our directors on an annual basis. In the case of directors, equity awards are generally granted when a new director joins our Board of Directors and then thereafter on an annual basis. Our philosophy on long-term incentive compensation is based on an analysis of market comparable compensation data, including proprietary survey sources containing functional position matches of comparable scope to the Named Executive Officers, in each case provided by Frederic W. Cook, and compensation data from the Peer Group. For 2010, the long-term incentive awards for the Named Executive Officers were targeted to be ranked between the 50th and 75th percentile.

Recommendations for grants and awards to executive officers, including the Named Executive Officers, and directors are made to our Compensation Committee. Our Compensation Committee must approve all stock option grants and other equity awards to executive officers and directors. Our Compensation Committee retains the discretion to make additional awards to executive officers at other times in connection with the initial hiring of a new executive, for retention purposes or otherwise.

Each stock option grant and other equity award must specify all of the material terms of the grant or award, including the date of grant, exercise price, vesting schedule, term and any other terms or conditions that the Compensation Committee deems appropriate. Option grants made to our executive officers, or any of our other employees or directors, are made with an exercise price equal to the fair market value of a share of the Company’s Common Stock on the date of grant.

The grant date fair value of the long-term incentive awards made to the Named Executive Officers in 2010 is reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table on pages 38 and 39, respectively, of this proxy statement.

Retirement, Nonqualified Deferred Compensation Plan and Other Benefits

We provide a Section 401(k) retirement savings plan, which is a tax-qualified defined contribution plan, and a nonqualified deferred compensation plan to our executive officers and employees, including the Named Executive Officers. Under the 401(k) plan, each participant may contribute up to 100% of his or her pretax compensation, up to a statutory limit, which for most employees was $16,500 in 2010. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee. We match 25% of employee contributions up to $16,500 for all employees who have been employed with us for less than three years, and we match 50% of employee contributions up to $16,500 for all employees who have been employed with us for more than three years. In July 2010, the Board of Directors approved and the Company adopted a new “Safe Harbor” 401(k) retirement plan which was effective as of January 1, 2011. The new 401(k) plan provides for a 100% match by the Company on the first 3% of the employee’s salary contributed to the plan and 50% on the next 2% with immediate vesting on all employer contributions. The Company’s matching contributions to the accounts of the Named Executive Officers are disclosed in the Summary Compensation Table on page 38 of this proxy statement.

We also maintain a nonqualified deferred compensation plan primarily for the purpose of providing deferred compensation for a select group of employees, thereby creating an incentive for such employees to remain in the employ of the Company and to promote its continued growth. This nonqualified deferred compensation plan provides that each eligible employee may defer up to either $25,000 (for tier 2 eligible employees) or $50,000 (for tier 1 eligible employees) of their earned bonus or commission. For 2011, the plan was amended so that all cash compensation is eligible to be deferred. Under this plan, each employee is fully vested in his or her deferred compensation. Employee deferrals are held and invested at the employee’s direction by the plan’s trustee. We do not match employee deferrals into this plan. For the year ended December 31, 2010, none of the Named Executive Officers participated in the nonqualified deferred compensation plan.

Additional benefits received by our executive officers, including the Named Executive Officers, include health-care benefits, dental, vision, disability and life insurance coverage. These benefits are provided to our Named Executive Officers on the same basis as to all of our employees.

Employment, Severance and Change in Control Arrangements

We have an employment agreement with each of our Named Executive Officers. Among other terms, the employment agreements provide for payments and other benefits if we terminate the executive’s employment without cause, or if he or she terminates employment for good reason. The amount of severance payable differs depending on whether the termination of employment occurs before or after a change in control of the Company.

Our Compensation Committee approved the severance and change in control provisions in these agreements because such provisions allow our executives to focus on the best interests of the Company, including long-term goals and strategic interests, to the benefit of the stockholders. Specifically, these provisions address the potential financial hardships which may be experienced by the Named Executive Officers if their employment is terminated under specified circumstances and allow the Named Executive Officers to focus their attention on their assigned duties, notwithstanding the potential impact a change in control transaction could have on their respective careers or positions. The severance level for Mr. Stevens is greater than for the other executives because of his greater Company responsibilities.

The severance and change in control arrangements applicable to our Named Executive Officers are set forth in each of their respective employment agreements, as discussed in detail below under the heading “— Potential Payments Upon Termination or Change in Control.” The severance and change in control arrangements were individually negotiated with each executive.

In general terms, a change in control occurs: (i) if a person, entity or affiliated group acquires more than 50% of our then outstanding voting securities; (ii) if we merge into another entity, unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent; (iii) if we sell or dispose of assets of the Company that have a total gross fair market value equal to or more than 75% of the total gross fair market value of all of the assets of the Company immediately before such acquisition of acquisitions; or (iv) if a majority of the members of our Board of Directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the incumbent Board members.

In the event of a change in control, in the case of outstanding options and restricted stock units held by all grantees under the terms of our 2006 Equity Compensation Plan, 2010 Omnibus Incentive Compensation Plan, or any applicable successor plan, all options and restricted stock units vest, unless our Compensation Committee determines otherwise. Similarly, the restricted stock unit agreements of all holders of restricted stock units provide for accelerated delivery of vested restricted stock units upon the occurrence of a change in control. In addition, the employment agreements in place with our Named Executive Officers include accelerated vesting provisions in the event that the Named Executive Officer’s employment is terminated without cause or the executive resigns with good reason within a specified period after a change in control occurs. Our Compensation Committee believes that these contractual rights provide a valuable incentive for management. For more details regarding the terms of the employment agreements, see “— Potential Payments Upon Termination or Change of Control — Employment Agreements and Change in Control Arrangements” below.

Tax and Accounting Treatment

The Compensation Committee considers the tax and accounting effects of various compensation elements when designing our annual incentive and equity compensation plans and making other compensation decisions. Although the Compensation Committee designs our plans and programs to be tax-efficient and to minimize compensation expense, these considerations are secondary to meeting the overall objectives of the executive compensation program.

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s Chief Executive Officer and to the three most highly compensated executive officers other than the Chief Executive Officer or Chief Financial Officer. However, certain forms of performance-based compensation are excluded from the $1 million deduction limit if specific requirements are met and transition rules apply to newly public companies such as our Company. It is the policy of our Compensation Committee to periodically evaluate the qualification of compensation for exclusion from the $1 million deduction limit under Section 162(m) of the Internal Revenue Code, while maintaining flexibility to take actions with respect to compensation that it deems to be in the interest of the Company and its stockholders which may not qualify for tax deductibility.

We account for stock-based compensation in accordance with generally accepted accounting principles. Consequently, stock-based compensation cost is measured at the grant date based on the fair value of the award in accordance with FASB ASC Topic 718. We generally recognize stock-based compensation expense ratably over the vesting period of each award except as required otherwise by FASB ASC Topic 718.

Adjustment or Recovery of Awards — Clawback Provisions

Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires the SEC to direct the national securities exchanges to prohibit the listing of any security of an issuer that does not develop and implement a clawback policy. At this time, the SEC has not finalized rules related to clawback policies. Once the final rules are in place, we intend to adopt a clawback policy that fully complies with SEC regulations.

Likewise, under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial results due to material noncompliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and Chief Financial Officer could be required to reimburse us for (1) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during those 12 months.

Further, the employment agreements in effect with each of our Named Executive Officers provide that, to the extent permitted or required by governing law, our Compensation Committee shall have discretion to require each Named Executive Officer to repay to us the amount of any incentive compensation to the extent the Compensation Committee or Board of Directors determines that such incentive compensation was not actually earned by the Named Executive Officer because (i) the amount of such payment was based on the achievement of financial results that were subsequently the subject of a material accounting restatement that occurs within three years of such payment (except in the case of a restatement due to a change in accounting policy or simple error); (ii) the Named Executive Officer engaged in fraud, gross negligence or intentional misconduct; or (iii) the Named Executive Officer deliberately misled the market or the Company’s stockholders regarding our financial performance. For more details regarding the terms of employment agreements of the Named Executive Officers, see “— Potential Payments Upon Termination or Change in Control — Employment Agreements and Change in Control Arrangements” below.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below presents the annual compensation earned for services to us in all capacities for the periods shown for our Named Executive Officers. All dollar amounts are in U.S. dollars.

Name and Principal Position(a)	Year	Salary ($)	Stock Awards(1) $	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Glenn H. Stevens	2010	650,000	—	358,600	1,491,182	—	24,654	(3)	2,524,436
President and	2009	650,000	882,440	—	694,000	—	26,174	(4)	2,252,614
Chief Executive Officer	2008	650,000	2,205,000	—	2,302,000	—	24,748	(5)	5,181,748

Henry C. Lyons	2010	325,000	—	97,800	200,622	—	7,764	(6)	631,186
Chief Financial	2009	325,000	204,600	—	91,000	—	10,765	(7)	631,365
Officer and Treasurer	2008	270,833	918,750	—	253,000	—	429	(8)	1,443,012

Timothy O’Sullivan	2010	240,000	—	81,500	798,267	—	22,014	(9)	1,141,781
Global Head of	2009	223,300	153,450	—	478,000	—	22,972	(10)	877,722
Trading	2008	200,000	367,500	—	968,000	—	14,014	(11)	1,549,514

Samantha Roady	2010	240,000	—	97,800	268,775	—	14,514	(12)	621,089
Chief Marketing Officer	2009	225,400	163,680	—	159,000	—	14,548	(13)	562,628
	2008	203,333	367,500	—	316,000	—	13,930	(14)	900,763

(1)	The amounts shown in this column represent the aggregate grant date fair value of restricted stock units granted during fiscal years 2009 and 2008 under the 2006 Equity Compensation Plan calculated in accordance with FASB ASC 718, Compensation — Stock Compensation.
(2)	The amounts shown in this column represent the aggregate grant date fair value of stock options granted during fiscal year 2010 under the 2006 Equity Compensation Plan calculated in accordance with FASB ASC 718, Compensation — Stock Compensation. For information on assumptions used in determining fair value of these stock options, refer to Note 13 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC.
(3)	This amount includes: (i) $8,250 in employer matching contribution to our 401(k) plan; (ii) $8,640 in car allowance ($720 per month); (iii) $7,500 in country club membership; and (iv) $264 for payment of term life insurance premiums.
(4)	This amount includes: (i) $8,250 in employer matching contribution to our 401(k) plan; (ii) $8,640 in car allowance ($720 per month); (iii) $8,426 in country club membership; and (iv) $858 for payment of term life insurance premiums.
(5)	This amount includes: (i) $7,750 in employer matching contribution to our 401(k) plan; (ii) $8,640 in car allowance ($720 per month); (iii) $7,500 in country club membership; and (iv) $858 for payment of term life insurance premiums.
(6)	This amount includes: (i) $7,500 in country club membership; and (ii) $264 for payment of term life insurance premiums.
(7)	This amount includes: (i) $1,872 in employer matching contribution to our 401(k) plan; (ii) $8,426 in country club membership; and (iii) $467 for payment of term life insurance premiums.
(8)	This amount includes $429 for payment of term life insurance premiums.
(9)	This amount includes: (i) $8,250 in employer matching contribution to our 401(k) plan; (ii) $6,000 in car allowance ($500 per month); (iii) $7,500 in country club membership; and (iv) $264 for payment of term life insurance premiums.

(10)	This amount includes: (i) $8,250 in employer matching contribution to our 401(k) plan; (ii) $6,000 in car allowance ($500 per month); (iii) $8,426 in country club membership; and (iv) $296 for payment of term life insurance premiums
(11)	This amount includes: (i) $7,750 in employer matching contribution to our 401(k) plan; (ii) $6,000 in car allowance ($500 per month); and (iii) $264 for payment of term life insurance premiums.
(12)	This amount includes: (i) $8,250 in employer matching contribution to our 401(k) plan; (ii) $6,000 in car allowance ($500 per month); and (iii) $264 for payment of term life insurance premiums.
(13)	This amount includes: (i) $8,250 in employer matching contribution to our 401(k) plan; (ii) $6,000 in car allowance ($500 per month); and (iii) $298 for payment of term life insurance premiums.
(14)	This amount includes: (i) $7,750 in employer matching contribution to our 401(k) plan; (ii) $6,000 in car allowance ($500 per month); and $180 for payment of term life insurance premium.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to the Named Executive Officers during the year ended December 31, 2010(1). The estimated possible payouts under non-equity incentive plan awards consist of the incentive compensation plans that are described in “— Compensation Actions Relative to 2010 and 2011 — Annual Incentive Awards.” The actual amounts realized in respect of the non-equity plan incentive awards in respect of 2010 are reported in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

		Estimated Possible Payouts Under Non-equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Glenn H. Stevens	7/28/2010	—	1,462,500	1,974,375	248,743	358,600
Henry C. Lyons	7/28/2010	—	201,000	271,350	67,839	97,800
Timothy O’Sullivan	7/28/2010	—	836,000	1,128,600	56,533	81,500
Samantha Roady	7/28/2010	—	260,000	351,000	67,839	97,800

(1)	Includes only those columns relating to plan-based awards granted during 2010. All other columns have been omitted.
(2)	The amounts shown in this column represent the aggregate grant date fair value of equity awards granted during 2010 calculated in accordance with FASB ASC 718, Compensation — Stock Compensation.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised stock options and restricted stock unit awards that had not vested for each of the Named Executive Officers as of December 31, 2010. For more information on equity awards made to the Named Executive Officers see “— Compensation Actions Relative to 2010 and 2011 — Long-Term Equity Incentive Awards.”

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Glenn Stevens	6/10/2003	121,690	(1)	—		—	0.77	6/10/2013	—		—	—	—
	1/30/2004	45,226	(2)	—		—	1.11	1/30/2014	—		—	—	—
	1/30/2004	113,065	(2)	—		—	1.11	1/30/2014	—		—	—	—
	4/15/2005	22,613	(2)	—		—	1.11	4/15/2014	—		—	—	—
	9/30/2004	11,307	(2)	—		—	1.11	9/30/2014	—		—	—	—
	1/31/2005	135,678	(2)	—		—	1.55	1/31/2015	—		—	—	—
	6/15/2005	305,276	(1)	—		—	1.99	6/15/2015	—		—	—	—
	12/30/2005	113,065	(1)	—		—	2.43	12/30/2015	—		—	—	—
	7/28/2010	—		248,743	(5)	—	3.83	7/28/2020	—		—	—	—
	6/30/2007	—		—		—	—	—	56,532	(3)	520,094	—	—
	4/15/2008	—		—		—	—	—	67,839	(3)	624,119	—	—
	12/15/2009	—		—		—	—	—	73,146	(4)	672,943	—	—
	12/31/2006	—		—		—	—	—	33,920	(3)(6)	312,064	—	—
	12/31/2006	—		—		—	—	—	13,448	(3)(6)	123,722	—	—
	6/30/2007	—		—		—	—	—	169,598	(3)(6)	1,560,302	—	—
	4/15/2008	—		—		—	—	—	67,839	(3)(6)	624,119	—	—
	12/15/2009	—		—		—	—	—	24,384	(4)(6)	224,333	—	—

Henry C. Lyons	7/28/2010	—		67,839	(5)	—	3.83	7/28/2020	—		—	—	—
	12/15/2009	—		—		—	—	—	16,960	(4)	156,032	—	—
	4/15/2008	—		—		—	—	—	28,267	(3)	260,056	—	—
	12/15/2009	—		—		—	—	—	5,653	(4)(6)	52,008	—	—
	4/15/2008	—		—		—	—	—	28,266	(3)(6)	260,047	—	—

Timothy O’Sullivan	1/31/2005	7,537	(1)	—		—	1.55	1/31/2015	—		—	—	—
	6/15/2005	120,754	(1)	—		—	1.99	6/15/2015	—		—	—	—
	12/30/2005	113,065	(1)	—		—	2.43	12/30/2015	—		—	—	—
	7/28/2010	—		56,533	(5)	—	3.83	7/28/2020	—		—	—	—
	6/30/2007	—		—		—	—	—	11,306	(3)	104,015	—	—
	4/15/2008	—		—		—	—	—	11,306	(3)	104,015	—	—
	12/15/2009	—		—		—	—	—	12,720	(4)	117,024	—	—
	12/31/2006	—		—		—	—	—	45,226	(3)(6)	416,079	—	—
	12/31/2006	—		—		—	—	—	12,143	(3)(6)	111,716	—	—
	6/30/2007	—		—		—	—	—	33,920	(3)(6)	312,064	—	—
	4/15/2008	—		—		—	—	—	11,307	(3)(6)	104,024	—	—
	12/15/2009	—		—		—	—	—	4,240	(4)(6)	39,008	—	—

Samantha Roady	6/15/2005	102,155	(1)	—		—	1.99	6/15/2015	—		—	—	—
	12/30/2005	113,065	(1)	—		—	2.43	12/30/2015	—		—	—	—
	7/28/2010	—		67,839	(5)		3.83	7/28/2020	—		—	—	—
	6/30/2007	—		—		—	—	—	11,306	(3)	104,015	—	—
	4/15/2008	—		—		—	—	—	11,306	(3)	104,015	—	—
	12/15/2009	—		—		—	—	—	13,568	(4)	124,826	—	—
	12/31/2006	—		—		—	—	—	45,226	(3)(6)	416,079	—	—
	6/30/2007	—		—		—	—	—	33,920	(3)(6)	312,064	—	—
	4/15/2008	—		—		—	—	—	11,307	(3)(6)	104,024	—	—
	12/15/2009	—		—		—	—	—	4,523	(4)(6)	41,612	—	—

(1)	Such stock options vest ratably over three years, with one-third of the options vesting on each of the first three anniversaries of the grant date and have a term of ten years.
(2)	Such stock options were fully vested on the date of grant and have a term of ten years.
(3)	Such restricted stock units vest ratably over four years, with one-fourth of the units vesting on each of the first four anniversaries of the grant date.
(4)	Such restricted stock units vest ratably over four years, with one-fourth of the units vesting on each of the first four anniversaries of the vesting commencement date, April 15, 2009.
(5)	Such stock options vest ratably over four years, with one-fourth of the options vesting on each of the first four anniversaries of the grant date and have a term of ten years.
(6)	Such restricted stock units are vested shares which are to be delivered as soon as administratively practicable on or after December 31, 2014 provided, however, that the grantee shall receive payment with respect to such restricted units upon a change of control or the date the grantee ceases to be employed by, or provide service to, the employer, whichever is earlier
(7)	The value is calculated based on the closing market price of our Common Stock on December 31, 2010.

Option Exercises and Stock Vested

The following table provides information regarding options exercised and stock awards vested for the Named Executive Officers during the year ended December 31, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Glenn H. Stevens	—	$—	130,624	$648,561
Henry C. Lyons	—	$—	19,786	$76,388
Timothy O’Sullivan	—	$—	35,541	$225,757
Samantha Roady	—	$—	32,789	$198,935

(1)	Vested shares are to be delivered as soon as administratively practicable on or after December 31, 2014; provided, however, that the grantee shall receive payment with respect to such restricted units upon a change of control or the date the grantee ceases to be employed by, or provide service to, the employer, whichever is earlier.
(2)	Represents the fair market value of our Common Stock on the applicable vesting date, multiplied by the number of restricted stock units that vested on that date.

Potential Payments Upon Termination or Change in Control

Employment Agreements and Change in Control Arrangements

Glenn H. Stevens

Employment Agreement

Effective as of January 1, 2008, we entered into an employment agreement with Mr. Stevens, our President and Chief Executive Officer. Mr. Stevens’ initial employment agreement provided that it will continue, unless earlier terminated by the parties, until December 31, 2010, or the Term. It further provides that the Term will be automatically extended for an additional one-year period unless either we or Mr. Stevens provided a written notice at least 90 days prior to the scheduled expiration of the initial Term. The initial employment agreement governed our employment relationship with Mr. Stevens through much of fiscal year 2010 until it was amended and restated effective November 23, 2010. Consequently, the terms of the initial employment agreement are summarized here, followed by a description of the changes made under the amended and restated employment agreement.

Mr. Stevens’ initial employment agreement provides for certain payments and benefits depending upon the circumstances of his termination of employment. If Mr. Stevens resigns without “Good Reason” (as defined in the agreement) or we terminate his employment for “Cause” (as defined in the agreement), we will pay to him any earned and unpaid salary through the date of his termination, as well as any accrued and unused paid time off and appropriate expense reimbursements, all of which we refer to as his accrued benefits. If Mr. Stevens dies or terminates employment due to disability during the Term, in addition to his accrued benefits, Mr. Stevens (or his estate) will be entitled to receive a pro rata bonus, based on the actual achievement of performance targets, for the performance periods (year and/or quarter, as applicable) in which his termination occurs. The pro rata bonus will be paid after the close of the applicable performance period when such bonuses are paid to other executives.

Mr. Stevens’ initial employment agreement provides that in the event we terminate his employment at any time without “Cause” (as defined in the agreement), he resigns for “Good Reason” (as defined in the agreement) or we decline to renew the agreement and his employment terminates at the end of the Term, he will be entitled to receive payment of his accrued benefits. In addition, the agreement provides that if his employment terminates under these circumstances and he executes a general release of any and all claims that he may have against us in connection with his employment or termination of employment, Mr. Stevens will be entitled to receive the following payments and benefits:

•	severance in the form of salary continuation payments for 18 months, equal to his monthly base salary in effect at that time;

•	payment of any accrued and unpaid bonuses earned prior to the date of his termination;

•

payment of a pro rata bonus, based on the actual achievement of performance targets, for the performance periods (year and/or quarter, as applicable) in which his termination occurs. The pro rata bonus will be paid after the close of the applicable performance period when such bonuses are paid to other executives;

•	continued health benefits at the same premium rates charged to other current employees for the 18 month period following termination of employment; and

•

with respect to outstanding equity awards, all equity grants held by Mr. Stevens at the time of his termination that would vest within the 24 month period following the termination date will immediately vest and become exercisable.

Mr. Stevens’ initial employment agreement also contains nondisclosure, noncompetition and nonsolicitation provisions. The nondisclosure provisions provide for protection of our confidential information. The noncompetition and nonsolicitation provisions of Mr. Stevens’ agreement prevent him from competing with us or soliciting our customers or employees for a period of 18 months following termination of employment for any reason.

Effective as of November 23, 2010, Mr. Stevens’ employment agreement was amended and restated, which we refer to as the amended and restated employment agreement. The amended and restated employment agreement extended the Term until the third anniversary of the effective date of the amended and restated employment agreement, but removed the automatic one-year extensions and any entitlement to severance payments if we decide not to extend or renew the agreement. The amended and restated employment agreement makes several changes to Mr. Stevens’ compensation and severance benefits, as discussed below.

Specifically, rather than providing that Mr. Stevens is entitled to receive quarterly and annual bonuses, the amended and restated employment agreement permits us to adopt a more flexible incentive compensation program and provides that he will be eligible to participate in any such incentive compensation program that we maintain from time to time for our executive officers. Also, it provides that, to the extent permitted or required by governing law, our Compensation Committee shall have discretion to require Mr. Stevens to repay to us the amount of any incentive compensation to the extent the Compensation Committee or Board of Directors determines that such incentive compensation was not actually earned by Mr. Stevens because (i) the amount of such payment was based on the achievement of financial results that were subsequently the subject of a material accounting restatement that occurs within three years of such payment (except in the case of a restatement due to a change in accounting policy or simple error); (ii) Mr. Stevens has engaged in fraud, gross negligence or intentional misconduct; or (iii) Mr. Stevens has deliberately misled the market or the Company’s stockholders regarding the Company’s financial performance.

The amended and restated employment agreement also provides for somewhat different severance rights and payments than were provided for under his initial employment agreement. First, the amended and restated employment agreement clarifies that the right to receive severance is conditioned upon Mr. Stevens being in compliance with the confidentiality, noncompetition and nonsolicitation provisions of his agreement, or the restrictive covenants, and that we may recoup severance payments from him if Mr. Stevens breaches the restrictive covenants. Second, the amount of his severance differs if we terminate Mr. Stevens without Cause or he resigns for Good Reason, absent a “Change in Control” (as defined in the agreement) or within 18 months after a Change in Control. If such termination occurs absent a Change in Control, then he is entitled to receive the same severance benefits as were included in his initial employment agreement, as described above, but with less acceleration of vesting on his equity awards. Specifically, only time-based equity grants held by Mr. Stevens at the time of termination of employment that would vest within the 18-month period (rather than 24-month period) following the termination date will immediately vest and become exercisable. If such termination occurs coincident with or within 18 months after a Change in Control occurs, then he is entitled to receive the same severance benefits as were included in his initial employment agreement, as described above, with the following changes:

•

Mr. Stevens would be entitled to receive payment of a pro rata bonus, based on his target bonus amount, for the performance period in which his termination occurs. This pro rata bonus will be paid in a lump sum upon his termination.

•

Mr. Stevens would be entitled to receive a lump sum payment, upon his termination, in an amount equal to two times his aggregate target incentive compensation for the fiscal year in which his termination occurs.

•

Mr. Stevens would be entitled to receive severance payments in an amount equal to 24 months of his monthly base salary in effect at that time, six months’ worth of which is payable in a lump sum upon his termination, and the remainder of which is payable in installments over 18 months.

•

With respect to outstanding equity awards, all equity grants held by Mr. Stevens at the time of his termination that are subject to time-based vesting conditions will immediately vest and become exercisable in full.

Mr. Stevens’ amended and restated employment agreement does not provide for the payment of any tax gross-up to him in the event that his severance benefits cause him to be liable for the payment of golden parachute excise taxes. We may, however, reduce his severance benefits to a level below that which would cause him to be liable for the payment of golden parachute excise taxes, if he would receive a greater net after-tax benefit by receiving the reduced severance benefits rather than receiving the full severance benefits and having to pay the excise taxes.

GCAM Letter Agreement

On January 1, 2007, we entered into a securities purchase agreement with Mr. Stevens, Mark E. Galant, our then Chairman of our Board of Directors, and GAIN Capital Group, LLC, our indirect wholly-owned subsidiary. Pursuant to the purchase agreement, we purchased all of the issued and outstanding units of GCAM, LLC, or GCAM, an entity offering managed account services, from each of Mr. Stevens, Mr. Galant and GAIN Capital Group, LLC, resulting in GCAM becoming our direct wholly-owned subsidiary. In consideration of the GCAM units, we issued 48,820 restricted stock units to Mr. Stevens which are currently vested. Pursuant to Mr. Stevens’ restricted stock unit agreement, upon a “Change of Control” as defined in the restricted stock unit agreement, he shall receive an additional award of 9,764 restricted units in exchange for $100,000 paid by him to us; provided that both he and Mr. Galant are employed by us or are providing services to us at the time of the Change of Control.

Other Named Executive Officers

Employment Agreements

In November and December 2010, we entered into substantially identical employment agreements with Mr. Lyons, our Chief Financial Officer and Treasurer, Mr. O’Sullivan, our Global Head of Trading, and Ms. Roady, our Chief Marketing Officer. Each executive’s employment agreement will continue, unless earlier terminated by the parties, until the third anniversary of the effective date, or the Term. The base salaries under the employment agreements are $325,000 for Mr. Lyons, $240,000 for Mr. O’Sullivan, and $240,000 for Ms. Roady, in each case reviewed annually for appropriate increases by our Board of Directors. Each executive will also be eligible to receive bonuses during the Term as determined by the Compensation Committee of our Board of Directors in its sole discretion. Each executive will also be eligible to participate in any of our benefit plans and programs in place for our executive officers.

The employment agreements entered into with Mr. Lyons, Mr. O’Sullivan and Ms. Roady mirror the terms and conditions of Mr. Stevens’ amended and restated employment agreement, as described above, for the payment of severance benefits upon termination of employment with the following exceptions:

•

These Named Executive Officers will be entitled to receive 12 months’ worth of severance benefits and continued healthcare coverage, rather than the 18 months’ (or 24 months’ for terminations in connections with a Change in Control) worth provided to Mr. Stevens.

•

These Named Executive Officers will be entitled to receive 12 months of accelerated vesting for time-based equity awards outstanding at the time of employment termination absent a Change in Control, rather than the 18 months of accelerated vesting provided to Mr. Stevens.

•

These Named Executive Officers will be entitled to receive the enhanced severance package only if their termination of employment occurs without Cause or with Good Reason within 12 months after a Change in Control, rather than within 18 months, but the enhanced severance is payable in a lump sum upon such termination rather than a portion of it being paid in installments.

The employment agreement for Mr. Lyons also provides that in the event that Mr. Lyons receives the “Retention Bonus” as set forth in the Retention Agreement described below, and he is terminated without cause or resigns with good reason (other than in connection with a change of control) during the 18 month period immediately following our initial public offering, then Mr. Lyons shall not be eligible to receive the foregoing severance package. Each of the employment agreements entered into with Mr. Lyons, Mr. O’Sullivan and Ms. Roady contains nondisclosure, noncompetition and nonsolicitation provisions. The nondisclosure provisions provide for protection of our confidential information. The noncompetition and nonsolicitation provisions of each agreement prevent the executive from competing with us or soliciting our customers or employees for a period of 12 months following termination of employment for any reason. Each employment agreement also provides that it supersedes the offer letter described below.

Mr. Lyons’s Offer Letter

Before his employment agreement became effective, Mr. Lyons was employed by us pursuant to an offer letter, dated March 23, 2009. Pursuant to his offer letter, Mr. Lyons was employed by us as our Chief Financial Officer and earned an annual salary of $325,000. Mr. Lyons was eligible for other benefits paid by us, including, among other benefits, long-term incentive compensation and a portion of his health-care insurance coverage. Mr. Lyons’s employment was “at will” and not for any specified period of time. Mr. Lyons’s offer letter required his execution of our standard form confidentiality, non-compete and non-hire agreement. Pursuant to the offer letter, we promised to pay Mr. Lyons a one-time, lump sum payment in an amount equal to his annual base salary in the event he is terminated within one (1) year following a change in control of us. If a change in control had occurred, all of Mr. Lyons’s outstanding restricted stock units would have automatically fully vested under his offer letter.

Mr. O’Sullivan’s Offer Letter

Before his employment agreement became effective, Mr. O’Sullivan was employed by us as our Global Head of Trading (formerly Chief Dealer) pursuant to an offer letter, dated March 8, 2000. Pursuant to his offer letter, Mr. O’Sullivan was hired for an annual salary of $130,000, which was increased to $240,000 per year. Mr. O’Sullivan was also eligible for certain other benefits paid for by us, including, among other benefits, annual bonuses, long-term incentive compensation and health care insurance coverage. Mr. O’Sullivan’s employment was “at will” and not for any specified period of time. Mr. O’Sullivan’s offer letter required his execution of our standard confidentiality, noncompete and nonhire agreement. In the event of a change in control, Mr. O’Sullivan was entitled to accelerated vesting of equity awards under his offer letter.

Ms. Roady’s Offer Letter

Before her employment agreement became effective, Ms. Roady was employed by us as our Chief Marketing Officer pursuant to an offer letter, dated October 1, 1999. Pursuant to her offer letter, Ms. Roady was hired for an annual salary of $80,000, which was increased to $240,000 per year. Ms. Roady was also eligible for certain other benefits paid for by us, including, among other benefits, annual bonuses, long-term incentive compensation and health-care insurance coverage. Ms. Roady’s employment was “at will” and not for any specified period of time. Ms. Roady’s offer letter required her execution of our standard confidentiality, noncompete and nonhire agreement. In the event of a change in control, Ms. Roady was entitled to accelerated vesting of equity awards under her offer letter.

Mr. Lyons’s Retention Agreement

In addition to his employment agreement described above, on November 23, 2010, we entered into a Retention Agreement with Mr. Lyons in recognition of his efforts pertaining to our initial public offering and to retain his services as we operate as a publicly traded company. Under the terms of the agreement, if the Company successfully closed an initial public offering of its Common Stock on or before January 1, 2012, and Mr. Lyons’s employment remains continuous, then Mr. Lyons will be entitled to receive a one-time $350,000 bonus on the earlier to occur of (i) 180 days after the closing date of the initial public offering, (ii) the date on which a change of control transaction occurs after closing of the initial public offering; or (iii) the date in which Mr. Lyons’s employment terminates due to death, disability, or resignation for good reason. If (i) Mr. Lyons’s employment is terminated for cause or for any reason other than death, disability, or good reason within one (1) year of the bonus being paid, or (ii) a material restatement of the Company’s financial statements included in the Company’s Registration Statement on Form S-1 is required prior to the Company’s first Annual Report on Form 10-K due to (a) the material noncompliance of the Company with any financial reporting requirements under applicable securities laws or (b) the fraud, willful, misconduct or negligence of Mr. Lyons, then Mr. Lyons will be obligated to repay the gross amount of the retention bonus.

Potential Payments Upon Termination or Change of Control Table

The table below reflects the compensation and benefits, if any, due to each of the Named Executive Officers upon a voluntary termination; a termination for cause; an involuntary termination other than for cause or resignation for good reason, both before and after a change of control; a change of control; or a termination due to death, disability or retirement. The amounts shown assume that each termination of employment or the change of control, as applicable, was effective as of December 31, 2010, and the fair market value of a share of our Common Stock as of December 31, 2010 was $9.20. The amounts shown in the table are estimates of the amounts which would be paid upon termination of employment or change of control as applicable. The actual amounts to be paid can only be determined at the time of the actual termination of employment or change of control, as applicable.

The value of accelerated vesting of options, if any, for purposes of the table below is calculated by multiplying the number of unvested shares subject to each option the vesting of which is accelerated upon the specified event by the amount by which the fair market value of a share of our Common Stock as of December 31, 2010, exceeds the per share exercise price of the option. The value of accelerated vesting and payment of restricted stock units for purposes of the table below is calculated by multiplying the aggregate number of restricted stock units the vesting of which is accelerated upon the specified event by the fair market value of a share of our Common Stock as of December 31, 2010. The vested restricted stock units held by the Named Executive Officers are otherwise to be paid on December 31, 2014, or upon a change of control or the Named Executive Officer’s separation from service, if earlier.

Name	Benefit	Voluntary Resignation or Termination for Cause		Termination Without Cause or Resignation for Good Reason Prior to Change in Control		Change in Control		Termination Without Cause or Resignation for Good Reason After Change in Control		Death or Disability
Glenn H. Stevens(1)	Cash severance	—		$1,893,553	(2)			$5,687,500	(3)	$918,553	(4)
	Option Acceleration	—		640,045	(5)	$1,335,750	(6)	1,335,750	(6)	—
	Restricted Unit Acceleration	—		$1,630,240	(7)	$1,817,156	(8)	$1,817,156	(8)	—
	Delivery of Vested Restricted Units	$2,844,540	(9)	$2,844,540	(9)	$2,844,540	(9)	$2,844,540	(9)	$2,844,540	(9)
	Health Benefits	—		$18,000	(10)	—		$18,000	(10)	—

	Total value	$2,844,540		$7,026,378		$5,997,446		$11,702,946		$3,763,093

Henry C. Lyons(1)	Cash severance	—		$446,000	(11)	—		$727,000	(12)	$121,000	(13)
	Option Acceleration	—		129,020	(14)	$364,295	(15)	364,295	(15)	—
	Restricted Unit Acceleration	—		$303,388	(16)	$416,088	(17)	$416,088	(17)	—
	Delivery of Vested Restricted Units	$312,055	(18)	$312,055	(18)	$312,055	(18)	$312,055	(18)	$312,055	(18)
	Health Benefits	—		$12,000	(19)	—		$12,000	(19)	—

	Total value	$312,055		$1,202,463		$1,092,438		$1,831,438		$433,055

Timothy O’Sullivan(1)	Cash severance	—		$711,000	(20)	—		$1,912,000	(21)	$471,000	(22)
	Option Acceleration	—		107,518	(23)	$303,582	(24)	303,582	(24)	—
	Restricted Unit Acceleration	—		$255,714	(25)	$325,054	(26)	$325,054	(26)	—
	Delivery of Vested Restricted Units	$982,891	(27)	$982,891	(27)	$982,891	(27)	$982,891	(27)	$982,891	(27)
	Health Benefits	—		$12,000	(19)	—		$12,000	(19)	—

	Total value	$982,891		$2,069,123		$1,611,527		$3,535,527		$1,453,891

Samantha Roady(1)	Cash severance	—		$405,000	(28)	—		$760,000	(29)	$165,000	(30)
	Option Acceleration	—		129,020	(31)	$364,295	(32)	364,295	(32)	—
	Restricted Unit Acceleration	—		$260,047	(33)	$332,856	(34)	$332,856	(34)	—
	Delivery of Vested Restricted Units	$873,779	(35)	$873,779	(35)	$873,779	(35)	$873,779	(35)	$873,779	(35)
	Health Benefits	—		$12,000	(19)	—		$12,000	(19)	—

	Total value	$873,779		$1,679,846		$1,570,930		$2,342,930		$1,038,779

(1)	The amounts reflected in this table are calculated based on the terms of the Named Executive Officer’s employment agreement effective November 23, 2010.
(2)	Pursuant to the terms of his employment agreement, Mr. Stevens is entitled to payment of 18 months’ continued base salary plus a pro rata portion of the cash incentive compensation which he would have otherwise been paid had his employment not terminated, based on the amount that would actually have been earned. Since the table assumes termination as of December 31, 2010, Mr. Stevens’ pro rata incentive compensation payment is reflected as the full amount of the aggregate cash incentive compensation payable to him for the assumed year of termination. The amount set forth in the table is equal to 1.5 times Mr. Stevens’ 2010 base salary, $975,000, plus the full amount of Mr. Stevens’ 2010 accrued and unpaid cash incentive compensation, $918,553.
(3)	Pursuant to the terms of his employment agreement, Mr. Stevens is entitled to payment of 24 months’ base salary, 6 months of which is paid in a lump sum upon termination and 18 months of which is paid in monthly installments; plus a lump sum amount equal to two times his aggregate target cash incentive compensation for the fiscal year in which his termination occurs; plus pro rata portion of the cash incentive compensation which he would have otherwise been paid for the year in which his termination occurs had his employment not terminated based on his target cash incentive compensation amount for that year. Since the table assumes termination as of December 31, 2010, Mr. Stevens’ pro rata incentive compensation payment is reflected as the full amount of the aggregate target cash incentive compensation payable to him for the assumed year of termination. The amount set forth in the table is equal to two times Mr. Stevens’ 2010 base salary, $1,300,000, plus two times Mr. Stevens’ 2010 target cash incentive compensation amount, $2,925,000, plus the full amount of Mr. Stevens’ 2010 target cash incentive compensation, $1,462,500.

(4)	Pursuant to the terms of his employment agreement, upon Mr. Stevens’ termination of employment due to disability or death, Mr. Stevens or his estate is entitled to any accrued and unpaid salary as well as any accrued but unused paid time off, or PTO, and appropriate expense reimbursements. Mr. Stevens or his estate is also entitled to receive cash incentive compensation for such fiscal year on a pro rata basis, based on the amount that would actually have been earned. Since the table assumes termination as of December 31, 2010, the amount reflected in the table includes the full amount of Mr. Stevens’ 2010 accrued and unpaid cash incentive compensation, $918,553.
(5)	This amount reflects 18 months accelerated vesting of 119,189 stock options based on the excess of fair market value of our Common Stock as of December 31, 2010 of $9.20, over the exercise price of the option.
(6)	This amount reflects the accelerated vesting of 248,743 stock options based on the excess of fair market value of our Common Stock as of December 31, 2010 of $9.20, over the exercise price of the option.
(7)	This amount reflects 18 months of accelerated vesting and payment of 177,200 restricted stock units based on a price per share as of December 31, 2010 of $9.20
(8)	This amount reflects the accelerated vesting and payment of 197,517 restricted stock units based on a price per share as of December 31, 2010 of $9.20
(9)	This amount reflects the delivery of 309,189 vested restricted stock units, based on the closing market price of our Common Stock on December 31, 2010 of $9.20.
(10)	This amount is equal to 18 months of continued health benefits assuming a monthly cost to the Company of $1,000 to provide such benefits.
(11)	Pursuant to the terms of his employment agreement, Mr. Lyons is entitled to payment of 12 months’ continued base salary plus a pro rata portion of the cash incentive compensation which he would have otherwise been paid had his employment not terminated, based on the amount that would actually have been earned. Since the table assumes termination as of December 31, 2010, Mr. Lyons’ pro rata incentive compensation payment is reflected as the full amount of the aggregate cash incentive compensation payable to him for the assumed year of termination. The amount set forth in the table is equal to one times Mr. Lyons’s 2010 base salary, $325,000, plus Mr. Lyons’s 2010 accrued and unpaid cash incentive compensation, $121,000.
(12)	Pursuant to the terms of his employment agreement, Mr. Lyons is entitled to payment of 12 months’ base salary, paid in a lump sum upon termination; plus a lump sum amount equal to one times his aggregate target cash incentive compensation for the fiscal year in which his termination occurs; plus unpaid pro rata portion of the cash incentive compensation which he would have otherwise been paid for the year in which his termination occurs had his employment not terminated, based on his target cash incentive compensation amount for that year. Since the table assumes termination as of December 31, 2010, Mr. Lyons’ pro rata incentive compensation payment is reflected as the full amount of the aggregate target cash incentive compensation payable to him for the assumed year of termination. The amount set forth in the table is equal to one times Mr. Lyons’s 2010 base salary, $325,000, plus one times the amount of Mr. Lyons’s 2010 target cash incentive compensation, $201,000, plus the full amount of Mr. Lyons’ 2010 target cash incentive compensation, $201,000.
(13)	Pursuant to the terms of his employment agreement, upon Mr. Lyons’s termination of employment due to disability or death, Mr. Lyons or his estate is entitled to any accrued and unpaid salary as well as any accrued but unused paid time off, or PTO, and appropriate expense reimbursements. Mr. Lyons or his estate is also entitled to receive cash incentive compensation for such fiscal year on a pro rata basis, based on the amount that would actually have been earned. Since the table assumes termination as of December 31, 2010, the amount reflected in the table includes the full amount of Mr. Lyons’ 2010 accrued and unpaid cash incentive compensation of $121,000.
(14)	This amount reflects 12 months accelerated vesting of 24,026 stock options based on the excess of fair market value of our Common Stock as of December 31, 2010 of $9.20, over the exercise price of the option.
(15)	This amount reflects the accelerated vesting of 67,839 stock options based on the excess of fair market value of our Common Stock as of December 31, 2010 of $9.20, over the exercise price of the option.
(16)	This amount reflects 12 months of accelerated vesting and payment of 32,977 restricted stock units based on a price per share as of December 31, 2010 of $9.20
(17)	This amount reflects the accelerated vesting and payment of 45,227 restricted stock units based on a price per share as of December 31, 2010 of $9.20
(18)	This amount reflects the delivery of 33,919 vested restricted stock units, based on the closing market price of our Common Stock on December 31, 2010 of $9.20.
(19)	This amount is equal to 12 months of continued health benefits assuming a monthly cost to the Company of $1,000 to provide such benefits.
(20)	Pursuant to the terms of his employment agreement, Mr. O’Sullivan is entitled to payment of 12 months’ continued base salary plus a pro rata portion of the cash incentive compensation which he would have otherwise been paid had his employment not terminated, based on the amount that would actually have been earned. Since the table assumes termination as of December 31, 2010, Mr. O’Sullivan’s pro rata incentive compensation payment is reflected as the full amount of the aggregate cash incentive compensation payable to him for the assumed year of termination. The amount set forth in the table is equal to one times Mr. O’Sullivan’s 2010 base salary, $240,000, plus the full amount of Mr. O’Sullivan’s 2010 accrued and unpaid 2010 cash incentive compensation, $471,000.
(21)	Pursuant to the terms of his employment agreement, Mr. O’Sullivan is entitled to payment of 12 months’ base salary, paid in a lump sum upon termination; plus a lump sum amount equal to one times his aggregate target cash incentive compensation for the fiscal year in which his termination occurs; plus a pro rata portion of the cash incentive compensation; which he would have otherwise been paid for the year in which his termination occurs had his employment not terminated, based on his target cash incentive compensation amount for that year. Since the table assumes termination as of December 31, 2010, Mr. O’Sullivan’s pro rata incentive compensation payment is reflected as the full amount of the aggregate target cash incentive compensation payable to him for the assumed year of termination. The amount set forth in the table is equal to one times Mr. O’Sullivan’s 2010 base salary, $240,000, plus one time the amount of Mr. O’Sullivan’s 2010 target cash incentive compensation, $836,000 plus one times the amount of Mr. O’Sullivan’s 2010 target cash incentive compensation, $836,000.
(22)	Pursuant to the terms of his employment agreement, upon Mr. O’Sullivan’s termination of employment due to disability or death, Mr. O’Sullivan or his estate is entitled to any accrued and unpaid salary as well as any accrued but unused paid time off, or PTO, and appropriate expense reimbursements. Mr. O’Sullivan or his estate is also entitled to receive cash incentive compensation for such fiscal year on a pro rata basis, based on the amount that would actually have been earned. Since the table assumes termination as of December 31, 2010, the amount reflected in the table includes the full amount of Mr. O’Sullivan’s 2010 accrued and unpaid cash incentive compensation, $471,000.

(23)	This amount reflects 12 months accelerated vesting of 20,022 stock options based on the excess of fair market value of our Common Stock as of December 31, 2010 of $9.20, over the exercise price of the option.
(24)	This amount reflects the accelerated vesting of 56,533 stock options based on the excess of fair market value of our Common Stock as of December 31, 2010 of $9.20, over the exercise price of the option.
(25)	This amount reflects 12 months of accelerated vesting and payment of 27,795 restricted stock units based on a price per share as of December 31, 2010 of $9.20
(26)	This amount reflects the accelerated vesting and payment of 35,332 restricted stock units based on a price per share as of December 31, 2010 of $9.20
(27)	This amount reflects the delivery of 106,836 vested restricted stock units, based on the closing market price of our Common Stock on December 31, 2010 of $9.20.
(28)	Pursuant to the terms of her employment agreement, Ms. Roady is entitled to payment of 12 months’ continued base salary plus a pro rata portion of the cash incentive compensation which she would have otherwise been paid had her employment not terminated, based on the amount that would actually have been earned. Since the table assumes termination as of December 31, 2010, Ms. Roady’s pro rata incentive compensation payment is reflected as the full amount of the aggregate cash incentive compensation payable to her for the assumed year of termination. The amount set forth in the table is equal to one times Ms. Roady’s 2010 base salary, $240,000, plus the full amount of Ms. Roady’s 2010 accrued and unpaid 2010 cash incentive compensation, $165,000.
(29)	Pursuant to the terms of her employment agreement, Ms. Roady is entitled to payment of 12 months’ base salary, paid in a lump sum upon termination; plus a lump sum amount equal to one times her aggregate target cash incentive compensation for the fiscal year in which her termination occurs; plus a pro rata portion of the cash incentive compensation; which she would have otherwise been paid for the year in which her termination occurs had her employment not terminated, based on her target cash incentive compensation amount for that year. Since the table assumes termination as of December 31, 2010, Ms. Roady’s pro rata incentive compensation payment is reflected as the full amount of the aggregate target cash incentive compensation payable to her for the assumed year of termination. The amount set forth in the table is equal to one times Ms. Roady’s 2010 base salary, $240,000, plus one times the amount of Ms. Roady’s 2010 target cash incentive compensation, $260,000, plus the full amount of Ms. Roady’s 2010 target cash incentive compensation, $260,000.
(30)	Pursuant to the terms of her employment agreement, upon Ms. Roady’s termination of employment due to disability or death, Ms. Roady or her estate is entitled to any accrued and unpaid salary as well as any accrued but unused paid time off, or PTO, and appropriate expense reimbursements. Ms. Roady or her estate is also entitled to receive cash incentive compensation for such fiscal year on a pro rata basis, based on the amount that would actually have been earned. Since the table assumes termination as of December 31, 2010, the amount reflected in the table includes the full amount of Ms. Roady’s 2010 accrued and unpaid cash incentive compensation, $165,000.
(31)	This amount reflects 12 months accelerated vesting of 24,026 stock options based on the excess of fair market value of our Common Stock as of December 31, 2010 of $9.20, over the exercise price of the option.
(32)	This amount reflects the accelerated vesting of 67,839 stock options based on the excess of fair market value of our Common Stock as of December 31, 2010 of $9.20, over the exercise price of the option.
(33)	This amount reflects 12 months of accelerated vesting and payment of 28,266 restricted stock units based on a price per share as of December 31, 2010 of $9.20.
(34)	This amount reflects the accelerated vesting and payment of 36,180 restricted stock units based on a price per share as of December 31, 2010 of $9.20.
(35)	This amount reflects the delivery of 94,976 vested restricted stock units, based on the closing market price of our Common Stock on December 31, 2010 of $9.20.

Pension Benefits

The Company does not sponsor any defined benefit pension plans for its employees, including the Named Executive Officers.

Nonqualified Deferred Compensation

The Company has a nonqualified deferred compensation plan for its employees, including the Named Executive Officers. However, the Named Executive Officers did not participate in this plan in 2010.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) contained in the Company’s 2011 proxy statement with management. Based on that review and discussion the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the CD&A be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Respectfully submitted by the Compensation Committee of the Board of Directors.

Susanne D. Lyons, Chairman

Peter Quick

James C. Mills

The information contained in the foregoing report shall not be deemed to be “filed” or to be “soliciting material” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in a filing.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s disclosure controls and procedures and financial reporting process, including its system of internal control over financial reporting, and for preparing the Company’s financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent auditors are responsible for auditing those financial statements and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditors. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.gaincapital.com.

The Audit Committee has met and held discussions with management and the independent auditors, both separately and together. Management has represented to the Audit Committee that the Company’s audited financial statements for 2010 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has discussed with the independent auditors their independence from the Company and its management, including the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. Finally, the Audit Committee has discussed with the Company’s independent auditors the overall scope and plans for their audits, the results of their examinations, their evaluations and assessment of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

In its oversight function, the Audit Committee relies on the representations of management and the independent auditors and thus does not have an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal control over financial reporting, that the Company’s financial statements are presented in accordance with accounting principles generally accepted in the United States, that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States, or that the independent auditors are in fact “independent.”

Based upon the Audit Committee’s discussions with management and the independent auditors as described above and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee of the Board of Directors.

Joseph Schenk, Chairman

Peter Quick

Christopher Sugden

The information contained in the foregoing report shall not be deemed to be “filed” or to be “soliciting material” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in a filing.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth the aggregate fees for services related to the years ended December 31, 2009 and 2010 provided by Deloitte & Touche LLP, our independent registered public accounting firm (amounts in thousands).

	2009	2010
Audit Fees(a)	$1,154	$448
Audit-Related Fees(b)	40	7
Tax Fees(c)	467	106
Total:	$1,661	$561

(a)	Audit Fees represent fees paid for professional services rendered for the audit of our annual consolidated financial statements and quarterly financial statements, as well as services provided in connection with other SEC Filings.
(b)	Represents assurance and other services not directly related to the audit of the consolidated financial statements.
(c)	Tax Fees represent fees for professional services related to tax reporting, compliance and transaction services assistance.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the pre-approval of all audit and non-audit services, including tax services, to be provided by our independent auditors. Under these policies and procedures, the Audit Committee approves in advance the provision of services and fees for such services that are specifically identified in the independent auditor’s annual engagement letter for the audits and reviews, in management’s annual budget relating to services to be provided by the independent auditors and any amendments to the annual budget reflecting additional services to be provided by or higher fees of the independent auditors. All other services to be provided by the independent auditors are pre-approved by the Audit Committee as they arise. The Chairman of the Audit Committee has been delegated authority to pre-approve services in accordance with these policies and procedures. The Chairman is to report any such approval of services to the Audit Committee at its next meeting. The Audit Committee considers, among other things, whether the provision of such audit or non-audit services is consistent with applicable regulations regarding maintaining auditor independence, whether the provision of such services would impair the independent auditors’ independence and whether the independent auditors are best positioned to provide the most effective and efficient service.

PROPOSAL 2:

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

Background

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, requires that our stockholders have the opportunity to cast an advisory (non-binding) vote on executive compensation commencing with the Annual Meeting, commonly referred to as a “Say-on-Pay” vote, as well as an advisory vote with respect to whether future Say-on-Pay votes will be held every one, two or three years, which is the subject of Proposal No. 3 in this proxy statement.

The advisory vote on executive compensation is a non-binding vote on the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. Please read the Compensation Discussion and Analysis section starting on page 27 of this proxy statement for a detailed discussion about our executive compensation programs, including information about the fiscal 2010 compensation of our Named Executives Officers.

The advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board, or our compensation policies as they relate to risk management. The Dodd-Frank Act requires that we hold the advisory vote on executive compensation at least once every three years.

The Compensation Committee of our Board of Directors oversees and administers our executive compensation program, including the evaluation and approval of compensation plans, policies and programs offered to our Named Executives Officers. The Compensation Committee has designed the executive compensation program for our Named Executives Officers to meet the following objectives:

•	Ensure executive compensation is aligned with our corporate strategies and business objectives.

•

Subject a substantial portion of an executive officer’s compensation to achieving both short-term and long-term performance objectives that enhances stockholder value by linking rewards to measurable corporate and individual performance.

•	Reinforce the importance of meeting and exceeding identifiable and measurable goals through awards for performance.

•	Provide total direct compensation that is competitive in the marketplace in order to attract, retain and motivate the best possible executive candidates.

•	Provide an incentive for long-term continued employment with our Company.

We believe our approach to goal setting and setting of targets with payouts based upon performance results assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. The Compensation Discussion and Analysis section starting on page 27 of this proxy statement provides a more detailed discussion of our executive compensation program and compensation philosophy.

The vote solicited by this Proposal No. 2 is advisory, and therefore is not binding on the Company, our Board of Directors or our Compensation Committee. The outcome of the vote will not require the Company, our Board of Directors or our Compensation Committee to take any action, and will not be construed as overruling any decision by the Company or the Board of Directors.

Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our Named Executive Officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board of Directors, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 2:

RESOLVED, that the stockholders of GAIN Capital Holdings, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, disclosed pursuant to Item 402 of Regulation S-K in the Company’s definitive proxy statement for the 2011 Annual Meeting.

Vote Required for Approval

The affirmative vote of a majority of the votes cast in person or by duly executed proxies is required for approval of the advisory (non-binding) vote on executive compensation.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 3:

ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

In connection with Proposal No. 2 above seeking advisory approval of our executive compensation program, the Dodd-Frank Act also requires that we include in this proxy statement a separate advisory (non-binding) stockholder vote to advise on whether the Say-on-Pay vote should occur every one, two or three years. You have the option to vote for any one of the three options, or to abstain on the matter. For the reasons described below, our Board o f Directors recommends that our stockholders select a frequency of three years, or a triennial vote. We are required to solicit stockholder approval on the frequency of future Say-on-Pay proposals at least once every six years, although we may seek stockholder input more frequently.

Our Board of Directors believes that our current executive compensation programs adequately links executive compensation to our performance and aligns the interests of our executive officers with those of our stockholders. Our Board of Directors believes that, of the three choices, submitting a nonbinding, advisory Say-on-Pay resolution to stockholders every three years is the most appropriate choice. Our compensation program does not change significantly from year to year and is designed to induce performance over a multi-year period. Our Board of Directors believes that stockholder feedback every three years will be more useful as it will provide stockholders with a sufficient period of time to evaluate the overall compensation paid to our Named Executives Officers, the components of that compensation and the effectiveness of that compensation. The amount of compensation and mix of components of such compensation in any one year may differ from year to year, and the three year period will provide stockholders with a more complete view of the amount and mix of that compensation. The triennial Say-on-Pay vote will also provide stockholders with the benefit of assessing over a period of years whether the components of the compensation paid to our Named Executive Officers have achieved positive results for the Company. A three-year vote cycle also gives the Board of Directors and Compensation Committee sufficient time to thoughtfully consider the results of the advisory vote, to engage with stockholders to understand and respond to the vote results and effectively implement any appropriate changes to our executive compensation policies and procedures.

Our Board of Directors is aware of and took into account views that some have expressed in support of conducting an annual advisory vote on executive compensation. We are aware that some stockholders believe that annual advisory votes will enhance or reinforce accountability. However, we have in the past been, and will in the future continue to be, proactively engaged with our stockholders on a number of topics and in a number of forums. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our stockholders to communicate with us regarding their views on the Company’s executive compensation programs. In addition, because our executive compensation programs have typically not changed materially from year to year and are designed to enhance long-term performance, we are concerned that an annual advisory vote on executive compensation could lead to short-term perspective inappropriately bearing on our executive compensation programs. Finally, although we believe that holding an advisory vote on executive compensation every three years will reflect the right balance of considerations in the normal course, we will periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if changes in our compensation programs or other circumstances suggest that a more frequent vote would be appropriate.

We understand that our stockholders may have different views as to what is the best approach for GAIN, and we look forward to hearing from our stockholders on this proposal.

The Board of Directors will continue to engage with stockholders on executive compensation between stockholder votes.

You may cast your vote on your preferred voting frequency by choosing the option of three years, two years, one year, or abstain from voting when you vote in response to the resolution set forth below.

RESOLVED, that the stockholders of GAIN Capital Holdings, Inc. determine, on an advisory basis, that the frequency with which the stockholders of the Company shall have an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC, is:

Choice 1—every year;

Choice 2—every two years;

Choice 3—every three years; or

Choice 4—abstain from voting.

Vote Required for Approval

The option of three years, two years or one year that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on the compensation of our Named Executive Officers that has been selected by stockholders. However, because this vote is advisory and is not binding on our Board of Directors, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

This vote may not be construed (1) as overruling a decision by the Company or our Board of Directors or (2) to create or imply any change or addition to the fiduciary duties of the Company or our Board of Directors.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE OPTION OF ONCE EVERY THREE YEARS AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K.

STOCKHOLDERS ARE NOT VOTING TO APPROVE OR DISAPPROVE THE BOARD’ RECOMMENDATION. STOCKHOLDERS MAY CHOOSE AMONG THE FOUR CHOICES INCLUDED IN THE RESOLUTION SET FORTH ABOVE.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the registered independent public accounting firm of Deloitte & Touche LLP as the independent auditors to examine GAIN’s financial statements for the fiscal year ending December 31, 2011 and has recommended to the Board that such appointment be submitted to our stockholders for ratification. Deloitte & Touche LLP has served as our independent auditors and have been engaged to audit the Company’s financial statements beginning as of and for the year ended December 31, 2003. Representatives from Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from those attending the meeting.

Although stockholder ratification of the appointment of our independent auditors is not required by our bylaws or otherwise, we are submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, then our Audit Committee will reconsider whether or not to retain that firm.

Vote Required for Approval

The affirmative vote of a majority of the votes cast in person or by duly executed proxies is required for approval of the proposal to ratify the appointment of our independent auditors.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

ANNUAL REPORT AND COMPANY INFORMATION

A copy of our 2010 Annual Report to stockholders on Form 10-K is being furnished to stockholders concurrently herewith. Exhibits to the Annual Report will be furnished to stockholders upon payment of photocopying charges.

STOCKHOLDER PROPOSALS

Any stockholder proposal submitted to us pursuant to SEC Rule 14a-8 under the Exchange Act for inclusion in the proxy statement and proxy relating to our 2012 annual meeting must be received by us no later than the close of business on December 29, 2011. If we do not receive notice of any non-Rule 14a-8 matter that a stockholder wishes to raise at the annual meeting in 2012 by March 12, 2012, the proxy holders will retain discretionary authority to vote proxies on any such matter if it is raised at the 2012 annual meeting.

In order for a stockholder to nominate a person for election to the Board of Directors or bring other business before the 2012 annual meeting of stockholders, the stockholder must comply with the advance notice provisions of our bylaws, which require that the stockholder deliver written notice to the Secretary and comply with the other requirements set forth in the bylaws.

It is important that your proxy be returned promptly, whether by mail, by the Internet or by telephone. The proxy may be revoked at any time by you before it is exercised. If you attend the meeting in person, you may withdraw any proxy (including an Internet or telephonic proxy) and vote your own shares.

By Order of the Board of Directors.

Diego Rotsztain

Secretary

Dated May 2, 2011

GAIN CAPITAL HOLDINGS, INC C/O BROADRIDGE 44 W. LANCASTERAVE ARDMORE, PA 19003

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                                  KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________________________________
The Board of Directors recommends you vote FOR the Class I Directors:
Vote on Directors		☐	☐	☐
1.	Election of Directors
Nominees

01 Peter Quick 02 Thomas Bevilacqua 03 Glenn H. Stevens

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2.	Approval of the compensation of our named executive officers, disclosed pursuant to Item 402 of Regulation S-K;						☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:						1 year	2 years	3 years	Abstain
3.	Advisory vote on the frequency of the advisory vote on executive compensation;						☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011; and						☐	☐	☐
NOTE: To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

0000107123 _1      R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice and Proxy Statement is/are available at www.proxyvote.com.

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GAIN CAPITAL HOLDINGS, INC

Annual Meeting of Stockholders

June 15, 2011 2:30 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoints Henry C. Lyons, Chief Financial Officer, and Diego Rotsztain, General Counsel and Secretary, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of GAIN CAPITAL HOLDINGS, INC that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholders to be held at 2:30 PM, EDT on June 15, 2011, at the Bridgewater Marriot, 700 Commons Way, Bridgewater, New Jersey 08807, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address changes/comments:

___________________________________________________________________________________________________ ___________________________________________________________________________________________________
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

0000107123 _2      R1.0.0.11699